UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MetroPCS Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2009

Dear Stockholder,

I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of MetroPCS Communications, Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 21, 2009, at 10:00 a.m. local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas, 75082.

At this year’s Annual Meeting, we will be electing two Class II members to our Board of Directors, as well as considering the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009.

Attached you will find a notice of Annual Meeting and proxy statement that contain further information about the Annual Meeting, including the actions to be voted on at the Annual Meeting, the different methods that you may use to vote, and how to obtain an admission card if you plan to attend the Annual Meeting in person.

Your vote is important to the Company. Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign, and date the enclosed proxy, and, as promptly as possible, return it in accordance with the instructions. I encourage you to sign and return your proxy card, or use the telephone or Internet voting prior to the Annual Meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Additionally, our Annual Report to Stockholders for 2008 is being sent to you along with the proxy statement which contains information about our Company and its financial performance.

Thank you for your continued interest in and support of our Company.

Sincerely yours,

Roger D. Linquist

President, Chief Executive Officer, and Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 21, 2009

This proxy statement, along with MetroPCS Communications, Inc.’s Annual Report to Stockholders for 2008 and other proxy materials, are available on the Company’s website at www.metropcs.com under the Investor Relations tab.

Notice of 2009 Annual Meeting of Stockholders

Date:	May 21, 2009
Time:	10:00 a.m. Local Time
Place:	Eisemann Center
2351 Performance Drive
Richardson, Texas 75082

At the MetroPCS Communications, Inc. 2009 Annual Meeting of Stockholders, or Annual Meeting, you will be asked to:

1.	Elect two Class II Directors to the Company’s Board of Directors;
2.	Ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the 2009 fiscal year; and
3.	Consider any other business that is properly before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has established the close of business on April 8, 2009 as the record date for the determination of holders of MetroPCS Communications, Inc’s Common Stock entitled to notice of, and to vote at, the Annual Meeting, and any continuation, adjournment or postponement thereof.

You may vote on the items to be considered at the Annual Meeting in person, by mailing a proxy card, by following the alternate voting procedures described in the proxy card, or by returning the voter information form provided by your bank or broker. Please carefully review the instructions for the various voting options available that are provided on the proxy card. If you have questions, please review our questions and answers about the Annual Meeting and the voting options for additional information, including how to revoke your proxy and how to vote your shares in person.

Only stockholders with an admission ticket will be allowed at the Annual Meeting. If you plan on attending the Annual Meeting in person, you will need an admission ticket. If your shares are registered in your name, an admission ticket is attached to your proxy card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm confirming that you are the holder of the Company’s Common Stock as of April 8, 2009. You also can obtain an admission ticket to the Annual Meeting by presenting this confirming documentation from your broker, bank or other institution at the Annual Meeting. All stockholders, even those with an admission ticket, will be required to show valid, government issued, picture identification which must match the admission ticket.

You also are invited to attend the Annual Meeting in person, but, whether or not you attend in person, you are urged to mark, date and sign the enclosed proxy card and return it to the Company or use an alternate voting option described in the proxy card.

By Order of the Board of Directors

Roger D. Linquist
President, Chief Executive Officer and Chairman of the Board of Directors

Dallas, Texas

April 15, 2009

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE PROMPTLY MARK, DATE AND RETURN YOUR PROXY OR FOLLOW ANY OTHER

ALTERNATIVE VOTING PROCEDURE DESCRIBED ON THE PROXY CARD SO THAT A QUORUM

MAY BE ASSURED AND YOUR SHARES MAY BE VOTED.

PROXY STATEMENT

Beginning April 15, 2009, the Board of Directors, or the Board, is mailing this Proxy Statement and proxy card to MetroPCS Communications, Inc., or the Company, stockholders of record as of the close of business on April 8, 2009 to solicit proxies in connection with the election of directors to MetroPCS Communications, Inc.’s Board, to ratify Deloitte & Touche LLP as the Company’s independent auditors for the 2009 fiscal year, and to vote on any other business properly before the 2009 Annual Meeting of Stockholders, or the Annual Meeting, and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas, 75082 commencing at 10:00 a.m. local time. We refer to MetroPCS Communications, Inc., a Delaware Corporation, and its wholly-owned subsidiaries herein as the “Company,” “our Company,” “MetroPCS,” “we,” “our,” “ours,” or “us.”

The stockholders of record of the Company’s common stock, par value $0.0001, or the Common Stock, at the close of business on April 8, 2009, or the Record Date, are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. Each holder of record on the Record Date is entitled to one vote for each share of Common Stock held by such owner. As of March 31, 2009, there were 352,736,109 shares outstanding of our Common Stock. We need a majority of the shares of our Common Stock outstanding on the Record Date present, in person or by proxy, to constitute a quorum and transact business at the Annual Meeting.

The Board encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting. The Company’s Annual Report to Stockholders for 2008, which contains the consolidated audited financial statements for the fiscal year ended December 31, 2008, accompanies this Proxy Statement. You may also obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 that was filed with the Securities and Exchange Commission, or the SEC, without charge, by writing to MetroPCS Communications, Inc., 2250 Lakeside Boulevard, Richardson, Texas 75082, Attention: Investor Relations or telephoning our Investor Relations department at (214) 570-4641. This Proxy Statement, the Company’s Annual Report to Stockholders for 2008, and Annual Report on Form 10-K is available on the Company’s website under the Investor Relations tab at http://www.metropcs.com.

Questions and Answers about the Annual Meeting and Voting

Why did I receive these materials?

Stockholders of the Company at the close of business on the Record Date of April 8, 2009 are entitled to vote at the Company’s Annual Meeting to be held on May 21, 2009 at 10:00 a.m. local time. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented to be voted on by the stockholders, and includes information required to be disclosed to all of our stockholders. While we encourage you to attend the Annual Meeting and vote in person with the admission card included in the proxy materials, we also have included a proxy card, or Proxy Card, which provides the holders of our Common Stock with a means to vote on the two proposals to be considered at the Annual Meeting without having to attend the stockholder meeting in person by designating someone as your proxy to vote the Company Common Stock you hold. We have designated two of our officers as proxies for the Annual Meeting: J. Braxton Carter, our Executive Vice President and Chief Financial Officer, and Thomas C. Keys, our Chief Operating Officer.

What shares are included on the Proxy Card?

If you are a holder of record of the Company’s Common Stock as of the Record Date - that is you hold shares of our Common Stock that are registered in the Company’s records in your own name - you will receive only one Proxy Card for all the shares of Common Stock you hold in certificate and book-entry form.

If you hold shares of Common Stock through a broker or similar institution, this institution is the “registered holder” on the Company’s stock register and such shares are said to be held in a “street name.” In such case, the beneficial owner of the shares does not appear on the Company’s stock register and the Company distributes this Proxy Statement and the Proxy Card to the “registered holder” which is your broker or its nominee. When a broker holds shares for someone else, brokers inform the Company of how many clients they have who are beneficial owners of the Company’s Common Stock and the Company then provides the broker, or its agent, with that number of proxy materials as requested. Each broker or its agent must then forward the proxy materials to you to obtain your direction on how to vote your shares. When you receive proxy materials from your broker, they will instruct you to return your executed Proxy Card to the broker. The broker will then total the votes it receives and submit a Proxy Card reflecting the aggregate votes of all the beneficial owners of the shares it holds.

How do I vote?

You may vote by written Proxy Card, either through direct submission to the Company of your executed Proxy Card if you are the registered holder of such shares on the Company’s stock register, or through execution of your Proxy Card promptly returned to your broker for submission to the Company when you hold your shares through a broker. In either circumstance, you should sign and date your Proxy Card and indicate your voting preference on each proposal. However, Proxy Cards received after May 21, 2009 at 10:00 a.m. local time may not be considered unless the Annual Meeting is postponed or adjourned and then only if received before the postponed or adjourned Annual Meeting is held.

You also may vote by touchtone phone from the U.S. and Canada, using the toll-free number on the Proxy Card, or through the Internet, using the procedures and instructions described on the Proxy Card. The deadline for voting at the Annual Meeting by touchtone phone and Internet is 11:59 p.m. Eastern Time, on May 20, 2009. Note that the telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their voting instructions have been properly recorded. Telephone and Internet voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. Eastern Time on May 20, 2009, or the date immediately before any date that the Annual Meeting may be postponed or adjourned.

You also may vote in person at the Annual Meeting.

How are the votes recorded? And, what is the effect if I do not vote?

If the Company receives a valid Proxy Card from you by mail (e.g., signed by the registered holder and dated) or receives your vote by phone or Internet, your shares will be voted as indicated in your voting preference selection. If you return your signed and dated Proxy Card without indicating your voting preference or you otherwise do not indicate your voting preference via phone or Internet, your shares will be voted in accordance with the recommendations of the Board.

If you indicate that you wish to abstain from voting on a Proposal, your shares will not be voted on that Proposal. Your vote, however, will count towards the quorum necessary to hold the Annual Meeting.

If you hold your shares in a street name or through a broker and do not provide voting instructions to your broker or nominee at least ten days prior to the Annual Meeting, your broker/nominee has the discretion whether to vote your shares on routine matters as determined by the New York Stock Exchange, but in no event can your broker/nominee vote your shares on non-routine matters. This is referred to as a “Broker Non-Vote” and these are not counted in the vote totals but are included for determining whether a quorum is present. The Company believes that the Proposals set forth in this Proxy Statement are routine matters in which your broker/nominee may vote your shares as a Broker Non-Vote.

If you are a registered holder of our Common Stock and do not send in your Proxy Card, or otherwise elect to vote via phone or Internet, your vote will not be counted towards the Proposals or for the purpose of establishing the quorum at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes, you may change or revoke your Proxy Card at any time prior to the vote on the matters at the Annual Meeting or, if the Annual Meeting is postponed or adjourned, the date of such postponed or adjourned meeting. If you are a registered holder of our Common Stock you may revoke your Proxy Card by delivering a written revocation which is received prior to the date and time of the Annual Meeting to the Company’s Corporate Secretary at our principal address, by submitting another valid Proxy Card with a later date by mail, or voting by phone or Internet, or by attending the Annual Meeting in person and giving the Company’s Inspector of Elections notice of your intent to vote your shares in person. If your shares are held in a street name or by a broker, you must contact your broker/nominee in order to revoke your Proxy Card. If you intend to revoke your Proxy Card, you must ensure that such revocation is received by the Company’s Corporate Secretary prior to the date and time of the Annual Meeting, or by the time in which the Annual Meeting may be postponed or adjourned. Any revocation received as of or after that date will not be effective. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What is required for quorum at the Annual Meeting?

In order to transact business at the Annual Meeting, a majority of the outstanding shares of the Company’s Common Stock that are entitled to vote on the date of the Annual Meeting, or quorum, must be represented in person or by proxy at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned and postponed to a later date.

How many votes are required to approve each Proposal?

Stockholders of record as of the Record Date will be entitled to one vote per share of Common Stock held by such stockholder on all matters to be voted upon.

Each director that is standing for election is elected by a plurality of the votes cast with respect to such director.

The ratification of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2009 requires an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon.

What do I need in order to attend the Annual Meeting?

If you are a registered holder of our Common Stock, an admission ticket is attached to your Proxy Card. However, if you hold shares of the Company’s Common Stock in a street name, or through a broker, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from your firm confirming that you beneficially own or hold the Company’s Common Stock as of the close of business on April 8, 2009. You can obtain an admission ticket by presenting this confirming documentation from your broker, bank or other institution at the Annual Meeting.

All attendees of the Annual Meeting will be required to show valid, government issued, picture identification which matches their admission ticket and/or account documentation to gain admission to the Annual Meeting.

For safety and security purposes, we do not permit anyone to bring camera, video or audio recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the Annual Meeting. We would also ask that all attendees do not bring in cell phones into the Annual Meeting or otherwise turn off all cell phones, pagers, and other electronic devices during the Annual Meeting.

Are the votes confidential?

Yes, all votes remain confidential except as necessary (1) to tabulate the votes and allow an independent inspector to certify the results of the vote, (2) to meet applicable legal requirements, (3) to assert or defend claims for or against the Company, (4) in the case of contested proxy solicitation, and (5) if a stockholder makes a written comment or requests disclosure on the Proxy Card that such vote is to be communicated to management of the Company.

Who will tabulate and count the votes?

Votes will be counted and certified by the Inspector of Elections, who is an employee of American Stock Transfer & Trust Company, or AST, the Company’s independent Transfer Agent. Your Proxy Card will be returned directly to Broadridge Investor Communication Solutions who will report voting results to AST.

What is the cost of the proxy solicitation?

The Company bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials. The Company also reimburses brokers, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our Common Stock. The Company and its directors, officers, and regular employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. The Company may also engage third parties to submit proxies by mail, personally, by telephone or other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

Where can I find the voting results for each Proposal?

Voting results will be available on the Company’s website at www.metropcs.com under the Investor Relations tab shortly after the conclusion of the Annual Meeting.

Can I access the proxy materials and the Company’s Annual Report on the Internet?

Yes, the Notice of Annual Meeting, Proxy Statement, the Annual Report to Stockholder for 2008, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available on the Company’s website at www.metropcs.com under the Investor Relations tab.

Election of Directors

(Proposal 1)

Board of Directors

MetroPCS’ Third Amended and Restated Certification of Incorporation, or Certificate of Incorporation, provides that the number of directors that shall constitute the entire Board shall be fixed in a manner provided by our Third Amended and Restated Bylaws, as amended, or our Bylaws. The Board sets the number of directors constituting the full Board by resolution of the Board under our Bylaws. Currently, our Board consists of six members. Our directors are divided into three classes with staggered three-year terms. We have three Class III directors, two Class II directors and one Class I director. Pursuant to the rules of the New York Stock Exchange, we need to balance our Board of Directors prior to our Annual Meeting. Pursuant to the rules of the New York Stock Exchange, each class of directors needs to be approximately equal in size. Accordingly, we need and plan to balance our Board of Directors prior to our Annual Meeting. Presently, the Board is conducting a search for on or more additional directors and, if the Board identifies a qualified candidate, the Board may increase the size of the Board by adding an additional Class I director and may appoint such qualified candidate to fill the Class I directorship, subject to the candidate’s acceptance of such appointment. If a qualified candidate is not identified and/or does not accept the position of a Class I director prior to our Annual Meeting, then one of our existing Class III directors will resign his Class III position and upon resignation, the Board shall appoint the same prior Class III director as a Class I director.

Our Class II directors are presently standing for election. Messrs. W. Michael Barnes and Jack F. Callahan, Jr. are the Class II directors whose term expires at the Annual Meeting and are standing for re-election at the Annual Meeting. The nominees listed below, have been nominated to serve as a Class II director for a three-year term at the recommendation of our Nominating and Corporate Governance Committee. Our Board has approved each nomination.

The nominees have consented to stand for re-election and, if elected, each Class II nominee will hold office until the later of the 2012 Annual Meeting of Stockholders or until the successor of each is elected and qualified, unless the nominee earlier resigns, retires, passes away or otherwise no longer serves as a director.

Under our Bylaws, directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld or excepted, FOR W. Michael Barnes and FOR Jack F. Callahan, Jr. In the event that Messrs. Barnes or Callahan should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Both Messrs. Barnes and Callahan have agreed to serve if elected and we have no reason to believe that either will be unable or unwilling to serve if elected. Neither nominee is the subject of any related party transactions with MetroPCS, see “Transactions with Related Persons and Approvals” on page 50 in this Proxy Statement.

The following biographies provide information on each nominee’s occupation and business experience, age and other directorships held in public companies as of March 31, 2009.

W. MICHAEL BARNES

W. Michael Barnes has been a director of our Company since May 2004. Mr. Barnes held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.) between 1968 and 2001, including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes serves as director of Advanced Micro Devices, Inc. Mr. Barnes is 66.

The Board of Directors recommends that you vote

FOR

the election of W. Michael Barnes.

JACK F. CALLAHAN, JR.

Mr. Callahan is the Executive Vice President and Chief Financial Officer of Dean Foods Company, a New York Stock Exchange listed company with sales of approximately $12 billion. Mr. Callahan joined Dean Foods in May 2006. Before joining Dean Foods from September 1996 through April 2006, he held a number of positions with PepsiCo and Frito Lay, including Senior Vice President of Corporate Strategy and Development for PepsiCo, Chief Financial Officer for Frito Lay International, and Senior Vice President of Strategy and Planning at Frito Lay North America. Before joining PepsiCo, he held various positions at The General Electric Company and McKinsey & Company. Mr. Callahan is 50.

The Board of Directors recommends that you vote

FOR

the election of Jack F. Callahan, Jr.

Executive Management

The following table sets forth information concerning the executive officers and directors of the Company, including their ages, as of March 31, 2009. The executive officers of MetroPCS Communications, Inc. also serve as the executive officers of all of our wholly-owned subsidiaries. Roger D. Linquist and J. Braxton Carter also serve as directors of MetroPCS, Inc. and MetroPCS Wireless, Inc. Mr. Linquist, Mr. Carter and Mr. Thomas C. Keys also serve as directors of MetroPCS Finance, Inc., a wholly-owned subsidiary of the Company. Mr. Linquist also serves as the sole manager of each of our wholly-owned limited liability company subsidiaries. Our directors are divided into three classes with staggered three-year terms: Class I directors’ terms expire in 2011; Class II directors’ terms expire in 2009; and Class III directors’ terms expire in 2010.

Name	Age	Position
Roger D. Linquist	70	President, Chief Executive Officer and Chairman of the Board of Directors
J. Braxton Carter	50	Executive Vice President and Chief Financial Officer
Thomas C. Keys	50	Chief Operating Officer
Christine B. Kornegay	45	Senior Vice President, Controller and Chief Accounting Officer
Malcolm M. Lorang	75	Senior Vice President and Chief Technology Officer
Mark A. Stachiw	47	Executive Vice President, General Counsel and Secretary
W. Michael Barnes	66	Director
Jack F. Callahan, Jr.	50	Director
C. Kevin Landry	64	Director
Arthur C. Patterson	65	Director
James N. Perry, Jr.	48	Director

Roger D. Linquist co-founded our Company and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception, our President from inception through June 2007 and from December 2007 to the present, and our Secretary from inception until October 2004. Mr. Linquist is a Class I director. Mr. Linquist also serves as a director of all of the Company’s wholly-owned corporate subsidiaries and the sole manager of each of our wholly-owned limited liability companies. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (which became a wholly-owned subsidiary of PageMart Wireless, Inc. upon merger and who changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a U.S. paging company, and served as PageMart’s Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association.

J. Braxton Carter became our Executive Vice President and Chief Financial Officer in February 2008. From March 2005 to February 2008, Mr. Carter served as our Senior Vice President and Chief Financial Officer. In December 2008, Mr. Carter became a director of MetroPCS Finance, Inc. In December 2005, Mr. Carter became a director of MetroPCS, Inc., MetroPCS Wireless, Inc. and certain of its wholly-owned subsidiaries. Mr. Carter previously served as a director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from July 2001 to December 2004. Previously, Mr. Carter served as our Vice President, Corporate Operations from February 2001 to March, 2005. Prior to joining our Company, Mr. Carter was Chief Financial Officer and Chief Operating Officer of PrimeCo PCS, the successor entity of PrimeCo Personal Communications formed in March 2000. He held various senior management positions with PrimeCo Personal Communications, including Chief Financial Officer and Controller, from 1996 until March 2000. Mr. Carter also has extensive senior management experience in the retail industry, spent ten years in public accounting and is also a certified public accountant.

Thomas C. Keys became our Chief Operating Officer in June 2007. From June 2007 to December 2007, Mr. Keys also was our President. Previously, Mr. Keys served as our Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as our Vice President and General Manager, Dallas, from April 2005 until January 2007. In December 2008, Mr. Keys was elected as a director of MetroPCS Finance, Inc., a wholly-owned subsidiary of the Company. Prior to joining our Company, Mr. Keys served as the President and Chief Operating Officer for VCP International Inc., a Dallas-based wholesale distributor of wireless products, from July 2002 to April 2005. Prior to joining VCP International Inc., Mr. Keys served as the Senior Vice President, Business Sales for WebLink Wireless, Inc. (formerly PageMart Wireless, Inc., the surviving entity upon merger with PageMart, Inc. that is now known as USA Mobility) from March 1999 to June 2002, which included leading and managing the national sales and distribution efforts, and in other senior management positions with WebLink Wireless, Inc. from January 1993 to March 1999.

Christine B. Kornegay became our Senior Vice President, Controller and Chief Accounting Officer in March 2009. Previously, Ms. Kornegay served as our Vice President, Controller and Chief Accounting Officer from January 2005 until March 2009. Prior to joining our Company, Ms. Kornegay served as Vice President of Finance and Controller for Allegiance Telecom, Inc. from January 2001 to June 2004, including when it initiated bankruptcy proceedings in May 2003. Prior to joining Allegiance Telecom, Inc. in January 2001, Ms. Kornegay held various accounting and finance roles with AT&T Wireless Services from June 1994 through January 2001. Ms. Kornegay has over 14 years experience in the telecommunications industry and is also a certified public accountant.

Malcolm M. Lorang co-founded our Company and became our Senior Vice President and Chief Technical Officer in January 2006. Previously, Mr. Lorang served as our Vice President and Chief Technical Officer from our inception to January 2006. Prior to joining our Company, Mr. Lorang served as Vice President of Engineering for PageMart Wireless, Inc. (formerly PageMart, Inc. which became a wholly-owned subsidiary of PageMart Wireless, Inc. upon merger and changed its name to Weblink Wireless, Inc., which is now known as USA Mobility) from 1989 to 1994.

Mark A. Stachiw became our Executive Vice President, General Counsel and Secretary in February 2008. From January 2006 until February 2008, Mr. Stachiw served as our Senior Vice President, General Counsel and Secretary. Previously, Mr. Stachiw served as our Vice President, General Counsel and Secretary from October 2004 until January 2006. Mr. Stachiw also previously served as director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from December 2004 until December 2005. Prior to joining our Company, Mr. Stachiw served as Senior Vice President and General Counsel, Allegiance Telecom Company Worldwide for Allegiance Telecom, Inc. from September 2003 to June 2004, and as Vice President and General Counsel, Allegiance Telecom Company Worldwide from March 2002 to September 2003, including when it initiated bankruptcy proceedings in May 2003.

W. Michael Barnes, a director of our Company since May 2004 and a Class II director, is standing for re-election at the Annual Meeting. Mr. Barnes held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.) between 1968 and 2001, including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes also serves as a director of Advanced Micro Devices, Inc.

Jack F. Callahan, Jr., a director of our Company since November 2008 and a Class II director, is standing for re-election at the Annual Meeting. Mr. Callahan is the Executive Vice President and Chief Financial Officer of Dean Foods Company, a New York Stock Exchange listed company with sales of approximately $12 billion. Mr. Callahan joined Dean Foods in May 2006. Before joining Dean Foods, he held a number of positions with PepsiCo and Frito Lay, including Senior Vice President of Corporate Strategy and Development for PepsiCo, Chief Financial Officer for Frito Lay International, and Senior Vice President of Strategy and Planning at Frito Lay North America. Before joining PepsiCo, he held various positions at The General Electric Company and McKinsey & Company.

C. Kevin Landry, a director of our Company since August 2005 and a Class III director, currently serves as the Chairman of the Board of Directors of TA Associates, Inc., which through its funds, is an investor in our Company. TA Associates, founded in 1968, is one of the oldest and largest private equity firms in the world and focuses on investing in private companies and helping management teams build their businesses. Mr. Landry previously served on the board of directors of Alex Brown Incorporated, Ameritrade Holding Corporation, Biogen, Continental Cablevision, Instinet Group, Keystone Group, SBA Communications, Standex International Corporation and the National Venture Capital Association.

Arthur C. Patterson, a director of our Company since its inception and a Class III director, is a founding General Partner of Accel Partners, a venture capital firm, located in Palo Alto, California and established in 1983. Affiliates of Accel Partners are investors in our Company. Mr. Patterson also serves as a director of iPass Inc., Actuate Corporation and several privately held companies.

James N. Perry, Jr., a director of our Company since November 2005 and a Class III director, is a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Perry was with First Chicago Venture Capital for eight years. An affiliate of Madison Dearborn Partners, LLC is an investor in our Company. Mr. Perry also presently serves on the boards of directors of Asurion Corporation, Cbeyond, Inc., Sorenson Communications Holdings, LLC, The Topps Company, Inc., Univision Communications, Inc. and Catholic Relief Services.

Corporate Governance

The Board is elected by the stockholders to exercise its business judgment to oversee, advise and monitor the overall success of the Company’s business and its financial strength. To assist the Board in carrying out its duties and responsibilities, the Board has created and delegated certain authority to several committees. Directors are expected to attend all meetings of our Board and each committee on which they serve. In 2008, our Board met 12 times. During 2008, each director attended over 75% of the total number of Board meetings and committee meetings on which each director served. In 2008, the incumbent directors standing for election attended over 90% all of the Board Meetings and 100% of all committee meetings to which such nominee is a member. Directors are invited to attend the Annual Meeting. Mr. Linquist attended the Annual Meeting in 2008.

The independent directors of the Company meet regularly in private executive sessions of the Board and certain committees, without management present. Mr. Arthur Patterson has been elected by the Board as the presiding director for all executive sessions of the Board and is responsible for presiding over each executive session of the Board, selecting the principal subject matters to be discussed at each executive session, and acting as the liaison between the independent directors and the Chairman and Chief Executive Officer of the Company and its management. If Mr. Patterson is unavailable or unable to attend an executive session of the Board, those directors present at the executive session shall elect a person to act as presiding director for that executive session. The Board reviews the performance of our Chief Executive Officer and approves the compensation of our Chief Executive Officer in executive session. The Audit Committee meets regularly in executive session with the independent auditors and internal audit personnel. The Compensation Committee additionally meets in executive session to discuss the compensation of the executive officers. The chairman of each committee presides at these executive sessions of the committees.

Board Composition

The number of directors constituting the full Board shall be fixed by resolution of the Board under our Bylaws and the Board may fill vacancies. There are presently no vacancies on the Board. Our Board of Directors currently consists of six members. The directors currently are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meeting of stockholders in 2011, 2009 and 2010, respectively. Messrs. Linquist is a Class I director, Messrs. Barnes and Callahan are Class II directors, and Messrs. Landry, Patterson and Perry are Class III directors. The Board is presently seeking to recruit one or more additional directors and may determine to increase the size of the Board if a qualified candidate is available and accepts such appointment. If the Board does not indentify one or more qualified candidates prior to our Annual Meeting, then pursuant to and in compliance with the New York Stock Exchange rules regarding a classified Board having approximately equal size classes of directors, one of our existing Class III directors will resign his position and upon resignation, the Board shall appoint such prior Class III director as a Class I director.

Upon expiration of the term of a class of directors, all directors in that class will be eligible to be re-elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. This classification of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our Board.

The Board has nominated the two nominees listed in this Proxy Statement to stand for election for as directors. Each of the nominees is an incumbent director recommended for re-election by the nominating and corporate governance committee as described below.

Nomination Process and Director Candidate Selection

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for nomination to the Board. The Nominating and Corporate Governance Committee may consider director candidates from numerous sources, including stockholders, directors and officers. The Board is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur.

In its assessment of each candidate, the Nominating and Corporate Governance Committee considers, among other things, the strategic contacts and involvement in business and civic affairs of each nominee, the financial, regulatory and business experience of each nominee, the nominee’s experience in the telecommunications industry or other industries, whether such person would be independent, and the integrity, honesty and reputation of each candidate. Qualified candidates for election are considered without regard to race, color, religion, sex, ancestry, national origin or disability. If a candidate is recommended by the Nominating and Corporate Governance Committee, he or she may then be interviewed by other members of the Board. If appropriate, a candidate may also be interviewed by other members of the Company’s executive management. The full Board will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

With regard to the incumbent directors whose term is set to expire, the Nominating and Corporate Governance Committee reviewed each director’s overall service during the director’s term, including the number of meetings attended, his level of participation, the quality of his performance and whether he meets the independence standards set forth under applicable laws, regulations and the New York Stock Exchange listing standards. Each nominee for re-election as a director must consent to stand for re-election and all incumbent directors nominated for election have agreed to stand for re-election.

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s stockholders as provided in the Company’s Bylaws. The stockholder’s notice must contain the following for each nominee by the stockholders: the written consent of each proposed nominee to serve as director if so elected, the name, age, citizenship, residence and addresses of the proposed nominee and the stockholder, the principal occupation of each nominee, the qualifications of such proposed nominee to serve as a director, the class and number of shares of the Company’s Common Stock beneficially held by the stockholder, a description of any arrangement between the proposed nominee and the person making the nomination regarding future employment or any future transaction to which the Company may be a party, and all information required by the Company’s director questionnaire then in use by the Company.

Director Independence

The Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the New York Stock Exchange as set forth in the Company’s Corporate Governance Guidelines and as required under applicable law. The Board considers all relevant facts and circumstances in making an independence determination, including among other things, an affirmative determination that the director has no material relationship with the Company directly, or as an officer or as a stockholder or partner of an entity that has a material relationship with the Company.

The following circumstances will not be considered material in the determination of independence:

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A director who serves as an Interim or acting Chairman and/or Interim or acting Chief Executive Officer of the Company will not be deemed a former employee for the purpose of determining independence and as such, the director will retain his independent status when his service as Interim or acting Chairman or Interim or acting Chief Executive Officer ends;

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An otherwise material relationship that is based on having an immediate family member of the director serving as an officer of the Company or an officer of a Company affiliate will be deemed immaterial upon the death or incapacitation of that immediate family member;

•

An otherwise material relationship that is based on the director’s or the director’s immediate family member’s connection to a significant customer, supplier or provider of the Company or its affiliates, will be deemed immaterial if the Board, in its business judgment, determines that the commercial transactions between the Company or one of its affiliates and the significant customer, supplier or provider were conducted at arm’s length in the ordinary course of business and that such a relationship is immaterial in light of all circumstances; or

•	An otherwise material relationship that is based on the director’s immediate family member when the family member is no longer considered an immediate family member.

The Board has determined that all the directors of the Company other than Roger D. Linquist are independent and deemed an “outside director” under Section 162(m) of the Internal Revenue Code. The Board also has affirmatively determined the independence of each of the members of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and the Finance and Planning Committee.

Messrs. Barnes and Callahan are independent directors of the Company.

Board Committees

The standing committees of our Board consist of an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Finance and Planning Committee.

The current members of each committee of the Board are listed below:

Audit Committee	Compensation Committee	Finance and Planning Committee	Nominating and Corporate Governance Committee

W. Michael Barnes, Chairman	C. Kevin Landry, Chairman	Arthur C. Patterson, Chairman	James N. Perry, Jr., Chairman
Jack F. Callahan, Jr.	Arthur C. Patterson	C. Kevin Landry	C. Kevin Landry
James N. Perry, Jr.	James N. Perry, Jr.	James N. Perry, Jr.	Arthur C. Patterson

Audit Committee. The members of our Audit Committee are currently Messrs. W. Michael Barnes, as Chairman, Jack F. Callahan, Jr. and James N. Perry, Jr., each of whom has been affirmatively determined by our Board to be independent in accordance with applicable laws and regulations and the listing standards of the New York Stock Exchange. Each member of the Audit Committee meets the standards for financial knowledge for listed companies. No member of the committee is or has been associated with the Company’s auditors or accountants, have performed “field work” and none are and have not been full-time or part-time employees of the Company. Our Board has determined that W. Michael Barnes is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K because Mr. Barnes previously served as the Chief Financial Officer of Rockwell International Corporation. The applicable securities laws and regulations provide that an Audit Committee member who is designated as an Audit Committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an “audit committee financial expert” pursuant to Item 407 of Regulation S-K.

The responsibilities of the Audit Committee include, among other responsibilities:

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overseeing, reviewing and evaluating our financial statements, the audits of our financial statements, our accounting and financial reporting processes, the integrity of our financial statements, our disclosure controls and procedures and our internal audit functions;

•	appointing, compensating, retaining and overseeing our independent auditors;

•	pre-approving permissible non-audit services to be performed by our independent auditors, if any, and the fees to be paid in connection therewith;

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reviewing and recommending to the Board whether to approve material related party transactions involving or related to or with a director and reviewing and approving all other non-material related party transactions;

•	overseeing our compliance with legal and regulatory requirements and compliance with ethical standards adopted by us;

•	establishing and maintaining whistleblower procedures;

•	evaluating periodically our Code of Business Conduct and Ethics;

•	evaluating periodically the charter for the Audit Committee and recommending changes to the Board; and

•	conducting an annual self-evaluation.

The Audit Committee is authorized by its charter to employ consultants and outside counsel. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate.

The Audit Committee met 13 times in fiscal year 2008. A copy of the Audit Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Audit Committee Report

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2008; (2) discussed with the Company’s independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (3) received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the Company’s independent auditors the auditors’ independence and considered whether the provision of services to the Company by the independent auditor is consistent with maintaining their independence.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal financial controls and the preparation of the Company’s financial statements. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Company’s independent auditor is also responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent auditor. Based on the review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We also selected Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2009 and are presenting the selection to the stockholders of the Company for ratification at the Annual Meeting of Stockholders.

The Audit Committee:

W. Michael Barnes, Ph.d., Chairman

Jack F. Callahan, Jr.

James N. Perry, Jr.

Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Messrs. James N. Perry, Jr. as Chairman, C. Kevin Landry, and Arthur C. Patterson, each of whom has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws and the listing standards of the New York Stock Exchange. The responsibilities of the Nominating and Corporate Governance Committee include, among other responsibilities:

•	assisting in the process of identifying, recruiting, evaluating and nominating candidates for membership on our Board and the committees thereof;

•	developing processes regarding the consideration of director candidates recommended by stockholders and stockholder communications with our Board;

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reviewing certain material related party transactions involving or related to a director and recommending to the Board whether approval of such transaction would cause a director not to be independent;

•	conducting an annual self-evaluation and assisting our Board and our other committees of the Board in the conduct of their annual self-evaluations; and

•	developing and recommending corporate governance principles.

The Nominating and Corporate Governance Committee is authorized by its charter to employ consultants and outside counsel. It may also form and delegate authority to subcommittees of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times in fiscal year 2008. A copy of the Nominating and Corporate Governance Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Compensation Committee. The members of our Compensation Committee are Messrs. C. Kevin Landry, as Chairman, Arthur C. Patterson and James N. Perry, Jr., each of whom has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws and the listing standards of the New York Stock Exchange and to be “outside directors” under Section 162(m) of the Internal Revenue Code. The responsibilities of the Compensation Committee include, among other responsibilities:

•	developing and reviewing general policy relating to compensation and benefits;

•	reviewing and evaluating the compensation discussion and analysis prepared by management;

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evaluating the performance of the Company’s Chief Executive Officer and reviewing and making recommendations to our Board concerning the compensation and benefits of our Chief Executive Officer, our directors and our other corporate officers, including the executive officers;

•	administering our stock option plans;

•	preparing an executive compensation report for publication in our annual proxy statement; and

•	conducting an annual self-evaluation.

The Compensation Committee is authorized by its charter to employ outside counsel and compensation consultants and other consultants. It may also form and delegate authority to subcommittees of the Compensation Committee. In 2008, the Compensation Committee employed Towers Perrin and Marsh Mercer Kroll, or Mercer, both of whom are employee benefits and compensation consulting firms, to assist the Committee in evaluating executive compensation and benefits. At the request of the Compensation Committee, a consultant from Towers Perrin or Mercer attended the Compensation Committee meetings where executive officer compensation was discussed and provided information, research and analysis pertaining to executive compensation and benefits as requested by the Compensation Committee. Towers Perrin and Mercer also updated the Compensation Committee on market trends and made recommendations for establishing the market values of compensation for the executives of our Company. Towers Perrin was the compensation consultant used by the Compensation Committee to evaluate and recommend the compensation and benefits provided to the Chief Executive Officer and the named executive officers for fiscal year 2008.

The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates recommended by its compensation consultants and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both management and its consultants provide useful information and points of view to assist the Compensation Committee in determining the appropriate compensation.

The Compensation Committee met 13 times in fiscal year 2008. A copy of the Compensation Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2008, the Compensation Committee was composed of C. Kevin Landry, as Chairman, Arthur C. Patterson and James N. Perry, Jr. Until June 2008, the Compensation Committee consisted of Messrs. John Sculley, as Chairman, Landry, Patterson and Perry, at which time Mr. Sculley resigned and Mr. Landry was appointed as the chairman of the Compensation Committee. During 2008 there were no compensation committee interlocking relationships or interlocking directorships.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report and such other filings with the Securities and Exchange Commission as may be appropriate.

Submitted by the Compensation Committee of the Board of Directors:

C. Kevin Landry, as Chairman

Arthur C. Patterson

James N. Perry, Jr.

The material contained in this Compensation Committee Report is not soliciting material, is not to be deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Finance and Planning Committee. The members of our Finance and Planning Committee are Messrs. Arthur C. Patterson, as Chairman, C. Kevin Landry and James N. Perry, Jr. The responsibilities of the Finance and Planning Committee include, among other responsibilities:

•	monitoring our present and future capital requirements and business opportunities;

•	overseeing, reviewing and evaluating our capital structure and our strategic planning and financial execution processes;

•	making recommendations to our Board regarding acquisitions, dispositions and our short and long-term operating plans; and

•	advising senior management on the organizational structure, including making recommendations to our Board regarding appointments of persons to be officers of the Company.

The Finance and Planning Committee met 16 times in fiscal year 2008. A copy of the Finance and Planning Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Stockholder Communications

The Board has approved procedures to facilitate communications between the directors, employees, stockholders and other interested third parties. Any person wishing to contact the Chairman of the Board, the Board as a whole, the presiding director, or any individual director may do so in writing addressed to the Company as follows:

MetroPCS Communications, Inc.

The Board of Directors c/o Corporate Secretary

2250 Lakeside Boulevard

Richardson, Texas 75082

Corporate Governance and Code of Ethics

Our Board has adopted Corporate Governance Guidelines, which set forth the framework within which the Board, together with its committees, directs the affairs of the Company. The Corporate Governance Guidelines provide for, among other things, the role and function of the Board, director qualifications, director independence and compensation. The Corporate Governance Guidelines also provide that any director who reaches 75 years of age must tender his resignation to the Board; however, the Board may request in certain circumstances that a director remain on the Board. None of our directors will reach 75 years of age this year, including the directors nominated as Class II directors. The Board has also adopted a Code of Ethics, which establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The Code of Ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements, insider trading, and the process for reporting violations of the Code of Ethics, employee misconduct, conflicts of interest or other violations. Our Corporate Governance Guidelines and the Code of Ethics are publicly available under the Investor Relations tab on our website at www.metropcs.com. Any waiver of our Code of Ethics with respect to our Chief Executive Officer, chief financial officer, controller or persons performing similar functions, may only be authorized by our Audit Committee and will be disclosed as required by applicable law.

Compensation of Directors

Non-employee independent members of our Board are eligible to participate in a non-employee director remuneration plan under which such directors receive compensation for serving on our Board. The objectives for our director compensation are to remain competitive with the compensation paid to directors of comparable publicly held and traded companies while adhering to corporate governance best practices with respect to such compensation, and to reinforce our practice of encouraging stock ownership.

In 2008, the Compensation Committee undertook a review of the non-employee director remuneration plan to ensure that it reflected the Company’s status as a public company and to ensure that it was competitive with the market. As a result of such review, the Company modified its non-employee director remuneration plan effective for 2008 to provide:

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an annual retainer of $40,000, plus $10,000 if such member serves as Chairman of the Finance and Planning, Compensation or the Nominating and Corporate Governance Committee of the Board, and $30,000 if such member serves as the Chairman of the Audit Committee of the Board, which amounts shall be paid in cash;

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an initial grant of 33,600 options to purchase our Common Stock upon becoming a member of the Board and an annual grant of 16,800 options to purchase our Common Stock, with an exercise price equal to the Common Stock’s closing price on the New York Stock Exchange on the date of grant; and

•	$2,000 for each in-person Board meeting and committee meeting attended and $1,000 for each telephonic meeting of the Board and committee meeting attended.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2008.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)(4)	Total
W. Michael Barnes	$101,250	$161,397	$262,647
Jack F. Callahan, Jr.	$14,000	$5,046	$19,046
C. Kevin Landry	$99,750	$197,234	$296,984
Arthur C. Patterson	$105,750	$128,128	$233,878
James N. Perry, Jr.	$118,750	$238,778	$357,528
John Sculley(2)	$76,000	$60,073	$136,073
Walker C. Simmons(3)	$51,000	$82,957	$133,957

(1)	The value of the option awards is determined using the fair value recognition provisions of SFAS 123(R). Amounts represent amortization of compensation expense in 2008 for current and prior awards.

(2)	Mr. Sculley resigned as director effective as of June 20, 2008. Mr. Sculley’s resignation was not caused by a disagreement with the Company or its management.

(3)	Mr. Simmons did not stand for re-election as a director as of our Annual Meeting held May 23, 2008. Mr. Simmons’ decision was not caused by any disagreement with the Company or with Company management relating to the Company’s operations, policies or procedures.

(4)	The following summarizes the grant date, fair value of each award granted during 2008, computed in accordance with SFAS No. 123(R):

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value ($)
W. Michael Barnes	03/07/2008	16,800	$16.20	$115,008
Jack F. Callahan, Jr.	11/11/2008	33,600	$12.77	$181,705
C. Kevin Landry	03/07/2008	16,800	$16.20	$115,008
Arthur C. Patterson	03/07/2008	16,800	$16.20	$115,008
James N. Perry, Jr.	03/07/2008	16,800	$16.20	$115,008
John Sculley	03/07/2008	16,800	$16.20	$115,008
Walker C. Simmons	03/07/2008	16,800	$16.20	$115,008

For related person transaction with respect to the directors, see “Transactions with Related Persons and Approval” beginning on page 50 of this Proxy Statement.

Compensation Discussion and Analysis

Our compensation program reflects our corporate philosophy regarding pay for executive officers, supports our business objective of attracting and retaining experienced executives, and aligns the interest of our executives with our stockholder interests. We intend the compensation to our executives to be competitive with other publicly traded companies of relatively comparable size in our industry sector and designed to attract and retain experienced executives. We provide what we believe is a competitive total compensation package to our executive officers through a combination of base salary, annual cash performance awards, long-term equity incentive awards, and broad-based benefits programs. We believe our total compensation package is effective in attracting and retaining executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders.

We place significant emphasis on pay for performance. To do so we have created performance based compensation awards, which are paid when certain Company and individual performance criteria are achieved, when our Common Stock price appreciates or specific measurable milestones are achieved, and are not required to be paid if the set criteria is not achieved. This Compensation Discussion and Analysis explains the objectives and philosophy of our executive compensation program, certain policies and practices with respect to the Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers of the Company, which are collectively referred to as our named executive officers, and also provides discussion and analysis regarding the Company’s compensation to our named executive officers.

Overview of 2008 Compensation

We believe that the total compensation paid to our named executive officers for the fiscal year ended December 31, 2008 achieves the overall objectives of our executive compensation program. In accordance with our established overall objectives, executive compensation is weighted heavily toward pay for performance and is competitive with market pay levels. In alignment with our established executive compensation philosophy, we continue to move towards paying our named executive officers total compensation above median pay levels for similar companies in our industry when the executive officer’s performance exceeds target or expectations. To do so, the Company targets paying the named executive officers a base salary at the median of the market, annual cash performance awards at median for the market, which for outstanding performance can result in pay-outs above median, and long-term incentives at median or 75% of the market for outstanding performance. The Company believes that by using this approach, the named executive officers are incented and rewarded for their performance and are not rewarded when they fail or the Company fails to perform in accordance with our business objectives and performance criteria. Further, it has been the Company’s philosophy to design the specific performance criteria for the annual cash performance awards to provide checks and balances to ensure that significant over-performance does not result in unprofitable growth, such that unprofitable growth on one performance measure generally will result in underperformance on another measure. The Company believes that both the Company and the individual performance criteria have accomplished these goals for 2008.

It has been part of the Company’s compensation philosophy to provide long-term equity incentive awards solely in the form of stock options, even though our equity compensation plans allowed for other forms of awards, such as restricted stock. The Company takes into account a number of factors in determining the form of long-term equity incentive awards, including historical performance of the capital markets for telecommunications companies, the competitive compensation marketplace, the Company’s ability to attract and retain executives, the retentive effects of the Company’s long-term equity incentive grants, the general economic climate, and the stage of the Company’s development. In 2008, all long-term equity incentive awards granted by the Company were made solely in the form of stock options. In light of the current economic environment, the maturity of our business, the best practices of comparable public companies, the current capital markets for telecom companies, among other things, the Company has re-evaluated its philosophy and beginning in 2009 has decided to award a combination of stock options and restricted stock, rather than solely stock options.

Our approach to executive compensation also is designed to incent our executives to remain focused on the business and to stay with the business through any significant corporate events, such as an acquisition of the Company. Historically, the Company’s philosophy has been to provide protection to the named executive officers from a change in control via accelerated vesting of annual performance awards and long-term equity incentives rather than provide employment agreements for the named executive officers. The Company believes accelerated vesting of annual cash performance awards and long-term equity incentive awards ensures that the executive officers will remain focused and stay with the business through any change in control.

Additionally, for 2009, we have implemented a policy as part of the annual review and approval of the compensation program and long-term equity incentive compensation awards to review and assess whether the total compensation, the annual cash performance awards, and any long-term equity incentive awards may encourage the executive officers to take unnecessary or excessive risk that would threaten the value of the Company. The Company’s management will undertake an initial review and assessment and provide that assessment to the Compensation Committee for its review, analysis and conclusions, which are presented to the full Board for its review and determination of whether the Company’s total compensation program encourages unnecessary or excessive risk that would threaten the value of the Company. The Compensation Committee designs the total compensation program and its elements for executive officers to ensure its compensation policies and practices are aligned to the extent possible with corporate best practice, the interests of the Company’s stockholder and to increasing the value of the Company.

In 2008, we paid our named executive officers as a group approximately 23% of total compensation in base pay and annual cash performance awards and approximately 77% of total compensation in long-term equity incentive awards. For 2008, our Chief Executive Officer received total compensation of approximately $10.7 million, which included a base salary of $0.7 million, stock-based long-term equity incentive compensation with a value of approximately $8.7 million and an annual cash performance award of approximately $1.3 million. Based on our market analysis, the base salary and total cash compensation paid to our Chief Executive Officer for 2008 was at market median pay levels for other telecommunications companies of comparable size. The total compensation and elements thereof paid to each of our other named executive officers during 2008 is set forth below in the Summary Compensation Table and the table entitled “Grants of Plan-Based Awards.” See “Summary of Compensation – Summary Compensation Table and Grants of Plan-Based Awards.”

The Objectives of Our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers, including our named executive officers. Our Compensation Committee is composed entirely of non-employee independent directors. See “Corporate Governance — Board Committees — Compensation Committee.”

Our executive compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate talented and experienced executives in the highly competitive and dynamic wireless telecommunications industry;

•	Recognize, compensate and reward executives whose knowledge, skills and performance are critical to our success;

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Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and reward such executive officers when specific, measurable milestones are achieved;

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Provide a competitive compensation package which is weighted heavily towards pay for performance, and in which total compensation is primarily determined by the achievement of company/team goals and individual goals, and the creation of stockholder value;

•	Ensure fairness among the executive officers by recognizing the contributions each executive officer makes to our success;

•	Foster a shared commitment among executive officers by coordinating their company/team and individual performance goals in a meaningful and collaborative manner; and

•	Appropriately compensate our executives to manage our business to meet or exceed our long-range objectives.

Our Compensation Principles and Practices

Our review of compensation begins with our Compensation Committee establishing a peer group of public companies to evaluate the competitiveness of the Company’s compensation for its executive officers and to set compensation for newly hired executive officers. As a check against, and to supplement the peer group data, the Compensation Committee’s compensation consultants also review each executive officer position with respect to the compensation consultant’s own database of telecommunications companies and for comparable positions in comparably sized organizations, as well as the relationship and importance of each officer to each other officer and the Company. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The Compensation Committee uses the market data as a guide in establishing the total compensation for each executive officer. We benchmark our executive compensation program, which consists of base salary, annual cash performance awards and long-term equity incentive awards, as well as our performance results, in relation to other companies in our industry of similar size in terms of revenue and market capitalization. The Company and the Compensation Committee’s consultants review the compensation of both our peer group and a select database of additional representative companies to establish the market compensation for our executive officers. Mercer and Towers Perrin provided consultation services for the Compensation Committee in 2008, with Towers Perrin establishing the named executive officer’s compensation for 2008. Towers Perrin also provided such consultation services in 2007.

We used the following market data to establish our total compensation program for 2008:

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Data in proxy statement filings from public wireless telecommunications companies, representing our 2008 peer group, we believe are comparable to us based on revenue and market capitalization, including:

•	Centennial Communications Corporation;

•	Leap Wireless International Inc.;

•	Qwest Communications International, Inc.;

•	Windstream Corporation;

•	Sprint Nextel Corporation;

•	United States Cellular Corporation;

•	NTELOS Holdings Corporation; and

•	Virgin Mobile USA.

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Published survey data includes 23 telecommunications companies in the Towers Perrin’s Executive Compensation Survey. To account for the disparity in the size of the companies in such database, a single line regression analysis and methodology has been used correlating the company size as measured by annual revenues to base salary levels. The list of telecommunication companies in such Survey includes:

AT&T	Nokia
Avaya	Nortel Networks
Alcatel Lucent	QUALCOMM
Call Genie	Qwest Communications International, Inc.
Cincinnati Bell	Sony Ericsson Mobile
Comcast Cable	Sprint Nextel Corporation
Embarq	T-Mobile
Ericsson	United States Cellular Corporation
Global Crossing	Verizon
Level 3 Communications	Verizon Wireless
Motorola	Virgin Mobile USA

We believe that using a public peer group along with the select database of other companies to evaluate the competitiveness of the Company’s total compensation for executive officers provides the best approach to making sure that our compensation is competitive. We believe that the public peer group of companies provides an appropriate reference point because they consist of similar organizations against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to ensure that our peer group comparisons are meaningful.

For 2008, in order to properly analyze the industry data, the compensation data gathered by the Company and the compensation consultants was analyzed using a linear regression analysis to represent the market median (50th percentile) of each executive position and to provide a range of percentile data. We believe our executive compensation program is appropriate when considering our business strategy, our compensation philosophy, the competitive market pay data, the competitiveness of the wireless industry and the significant growth that we have achieved year over year and expect to achieve in the future. Further, many of our executive officers have a number of years of experience in both the telecommunications industry and in senior management which requires us to ensure that our compensation program is competitive with other companies which may try to recruit our executive officers.

For each executive officer, we consider the following factors when establishing the executive’s base salary and overall total compensation:

•	Our business need for the executive officer’s skills, as well as the business need of the executive to our peer group of companies;

•	The value of the overall experience and professional expertise that the executive officer affords to the broader goals and long-term objectives of our business;

•	The contributions that the executive officer has made relative to our success;

•	The relationship and contributions between our executive officers in working together as a team to execute our overall business strategy;

•	The Company also intends its executive officers to generally reach the median for their base pay within several years of being in the position commensurate with individual performance;

•	The transferability of the executive officer’s experience and managerial skills to other potential employers, particularly in the telecommunications industry; and

•	The readiness of the executive officer to assume a more significant role with our Company or another potential employer.

The Company uses a performance rating system to determine the executive officer’s performance against established performance goals and criteria. Based on the executive’s performance rating, their supervisor or the Board determines an appropriate salary increase to position the executive’s salary appropriately in the salary range. The executive’s performance rating is also used to determine the amount of the individual component of their annual cash performance award and their annual long-term equity incentive award.

Based in part on this process and the recommendations from our Chief Executive Officer and other considerations discussed below, the Compensation Committee reviews and recommends the annual compensation package of our executive officers to the Board. The Compensation Committee evaluates our Chief Executive Officer’s performance in light of the compensation goals and objectives established for the Chief Executive Officer. Based on their evaluation, the Compensation Committee recommends to our Board the base salary, annual cash performance and long-term equity incentive awards for each executive officer and the amount of the individual performance component for the prior years annual cash performance award based on its assessment of their performance with input from the Compensation Committee’s consultants.

The Compensation Committee also reviews the annual performance of any officers related to the Chief Executive Officer and considers the recommendations of the related person’s direct supervisor with respect to base salary, targets for and payments under our annual cash performance awards, and grants of long-term equity incentive awards. The Compensation Committee reviews and approves these recommendations with modifications as deemed appropriate by the Compensation Committee.

Elements of Our Executive Compensation Program

The elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each element of our executive compensation program.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at the median market pay level of companies of comparable size in our industry sector.	Keep our annual compensation competitive with the market for the skills and experience necessary to meet the requirements of the executive’s role with us.

Annual cash performance awards	Performance-based annual cash compensation earned based on company/team and individual performance criteria against target performance levels based on the Company’s annual business plan; targeted at median market pay levels with the potential for paying above the market median for outstanding performance achievement.	Motivate and reward for the achievement and over-performance of our critical financial and strategic goals. Amounts earned for achievement of target Company performance levels based on our annual budget approved by the Board is designed to provide a market-competitive pay package at market median pay levels and at above market median for outstanding performance achievement; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial and other performance goals with no reward earned if performance goals are not met. Provides for acceleration upon a change in control in order to retain executives during any change in control event.

Long-term equity incentive awards (stock options)	Performance-based equity award which has value to the extent that the price of our Common Stock increases over time; targeted at the median market pay level and/or competitive pay practices at peer companies; targeted at the 50th percentile with the potential for above market grant at the 75th percentile of market for individuals who exceed targeted performance levels.	Align interest of management with stockholders; motivate and reward management to increase the stockholder value of the Company over the long- term. Vesting based on continued employment will facilitate retention; amount realized from exercise of stock options rewards increased stockholder value of the Company; provides for acceleration upon a change in control in order to retain executives during any change in control event.

Retirement savings opportunity	Tax-deferred plan in which all employees can choose to defer compensation for retirement. In 2008, we did not match any compensation contributed to the program. We do not allow employees to invest these savings in our Common Stock.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.

Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

Base Salary

Our executive officers, including the named executive officers, are assigned to pay grades, determined by comparing position-specific duties and responsibilities with the median market pay data and the internal structure. Each pay grade has a salary range with corresponding annual cash performance and long-term equity incentive award opportunities. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the pay of other executive officers, and other factors. We believe this is a reasonable and flexible approach to achieve the objectives of the executive compensation program of appropriately determining the pay of our executives based on their skills, experience, and performance.

Based on valid market competitive data and internal comparators among the officer positions, management recommends a salary range, including a minimum and maximum, for each executive officer position to the Compensation Committee. The range is established using the median market data point. For example, our Chief Executive Officer’s base salary range was from a minimum $600,000 to a maximum of $900,000 for 2008. We believe it is important that we target paying our executives at least the minimum of the range for the position and accelerate the base salary to the median of the range based on the executive’s performance rating, skills and experience in their role. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary and payments under annual cash performance awards and grants of long-term equity incentive awards. In determining whether to increase or decrease compensation to our executive officers, including our named executive officers, we annually review, among other things, changes (if any) in market pay levels, the contributions made or to be made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the marketability of managerial skills, the relevance of the executive officer’s experience to other potential employers, the executive’s salary in relationship to the minimum of their salary range and the pay of other executive officers, and the readiness of the executive officer to assume a more significant role with another organization. We also consider the executive officer’s current base salary in relation to median pay levels so that for the same individual performance, an executive officer with the same performance generally will receive larger increases when below median and smaller increases when at or above the median.

Our Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer, Vice President of Human Resources and Executive Vice President, General Counsel and Secretary, each of whom recuses himself when the Compensation Committee discusses his compensation.

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. See “Summary of Compensation.” For the fiscal year ended December 31, 2008, cumulative base salary paid in cash compensation to our named executive officers was approximately $2.2 million, with our Chief Executive Officer receiving approximately $0.7 million of that amount. We believe that the base salary paid to our executive officers during 2008 achieves our executive compensation objectives, compares favorably to market pay levels and is within our target of providing a base salary at the market median.

With respect to new executive officers, we take into account their prior base salary and annual cash incentive compensation, as well as the contribution expected to be made by the new executive officer, the business needs and the role of the executive officer with us and the salary range of the position.

Annual Cash Performance Incentive Awards

Our executive compensation program emphasizes pay for performance. We believe that a substantial portion of each executive officer’s compensation should be in performance-based pay. Annual cash performance awards granted under our Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, or the 2004 Plan, are earned based on performance criteria that are aligned with our business strategy and are recommended by the Compensation Committee and approved by the Board at the beginning of each fiscal year. We believe the annual cash performance awards granted under our 2004 Plan to our executive officers help focus their efforts on the Company’s objectives and goals and reward executive officers for annual operating results that help create value for our stockholders.

Performance is measured based on the achievement of specific, measurable milestones, stockholder return, individual performance goals set by an executive’s supervisor or the Board for our Chief Executive Officer, as well as achievement of company/team performance goals and criteria established by our Board relative to our Board approved annual business plan. The company/team performance goals and individual performance goals are established at the beginning of each year so that target attainment is not assured. The executive’s supervisor, or the Board for our Chief Executive Officer, selects the actual increase or determines the individual performance component of the annual cash performance award within the guidelines established by the Company’s review process and performance rating system. The attainment of payment for performance at the target level or above will require strong company performance and significant effort on the part of our executive officers. In order to emphasize the importance of our annual incentive compensation plan, we provide the opportunity for individual executive officers who exceed targeted performance levels to receive total cash compensation above the median of market pay levels.

Specifically, target incentive opportunities are set at the market median based on a range, assuming our target business objectives are achieved. If the target level for the performance goals is exceeded, executives have an opportunity to earn maximum cash performance payouts up to twice (or 200%) the target. If the target levels for the performance goals are not achieved, executives may earn less or no annual cash performance payment. The targets of our annual cash performance awards under our 2004 Plan are determined through our annual planning process, which generally begins in October before the beginning of our fiscal year. A business plan which contains annual financial and strategic objectives is developed each year by management, reviewed and recommended by our Finance and Planning Committee, presented to our Board with such changes that are deemed appropriate by the Finance and Planning Committee, and is ultimately reviewed and approved by our Board with such changes that are deemed appropriate by the Board. The business plan objectives include our budgeted results for the annual cash performance award measures, such as penetrating existing markets and securing and developing new markets, and include all of our performance criteria. The structure of the annual cash performance award program is reviewed by the Compensation Committee during the first quarter of the plan year to ensure that incentive opportunities are properly aligned with the overall business plan and strategy of the Company and are presented to the Board for their approval.

Annual cash performance awards are determined at year-end based on our performance against the previously Board approved annual cash performance award targets. The Compensation Committee also exercises discretion adjusting awards based on its consideration of each executive officer’s individual performance and for each executive officer other than the Chief Executive Officer, based on a review of such executive’s performance as communicated to the Compensation Committee by the Chief Executive Officer, and our overall performance during the year. The payments under the annual cash performance award for all executive officers, including the named executive officers, must be reviewed and recommended by our Compensation Committee for approval and ultimately must be approved by our Board before being paid.

We implemented a policy for the adjustment or recovery of annual cash performance awards if performance measures upon which they are based are materially restated or otherwise adjusted in a manner that will reduce the size of an award or payment. This policy includes the return by any executive officer of any compensation based upon performance measures that require material restatement which are caused by such executive’s intentional misconduct or misrepresentation.

An executive officer’s annual cash performance award payout is calculated based on the following formula:

	Company/Team payout portion	+	Individual payout portion

Annual Cash Performance Award Payout =	Base Salary x set performance award target % x Company’s performance goals x 70%		Base Salary x set performance award target % x executive’s achievement of individual performance goals x 30%

Example:

•	Executive’s base salary was $100,000 and he was in his position for the entire year
•	Performance target award % for his level of employ is set at 40%
•	Company performance goal results is 130%
•	Individual executive’s performance rating of excellent results in a corresponding 150% individual payout

Company/Team Performance Payout Portion =	$100,000 x 40% = $40,000 x 130% =
$52,000 x 70% = $36,400

Individual Payout Portion =	$100,000 x 40% = $40,000 x 150% =
$60,000 x 30% = $18,000

Total Payout =	$36,400 + $18,000 = $54,400

Annual Cash Performance Award Criteria

The following table describes the weighting of the individual measures as well as the financial measures used to determine payments to the named executive officers for the fiscal year ending December 31, 2008 shown as a percentage of the total payment opportunity:

2008 Performance Award Criteria and Basis	All NEOs
Company/team performance criteria	70%
• Operating Markets:
• Gross Margin
• Adjusted EBITDA per average subscriber
• Net Subscriber Additions
• Capital expenditures per ending subscriber
• New Markets Build Out:
• Construction/Market Readiness
• Discretionary Component
Individual performance	30%

The company/team component of the performance criteria above for the annual cash performance award for the executive officers is determined based on the Company’s consolidated results against the performance goals recommended by the Compensation Committee from the Company’s business plan and approved by the Board. For purposes of the annual cash performance award under the 2004 Plan, the following terms are defined or determined as follows:

•	Gross margin is defined as the Company’s gross revenues less Enhanced 911 revenues, Federal Universal Service Fund revenues and the total cost of equipment.

•	Adjusted EBITDA per average subscriber is determined by dividing the Company’s Adjusted EBITDA by the sum of the average monthly number of customers during the year.

•	Net subscriber additions are determined by subtracting the number of customers on our system at the beginning of the year from the number of customers on our system at the end of the year.

•

Capital expenditures per ending subscriber is determined by dividing the total balance of property, plant and equipment and microwave relocation costs at the end of the year by the total number of customers at the end of the year.

•

The construction/market readiness and new market percent of build goals are intended to provide focus on the successful launch of the new market for the management team during the market construction period.

•	Individual performance goals, such as achievement of strategic objectives and individual goals set by such individual and demonstration of compliance with our core values.

The performance criteria is designed to create incentives for the executive officers of our Company to grow the Company’s subscribers and revenue, including the launch of new geographic areas, while at the same time ensuring that the Company maintains strict cost control and that the growth the Company experiences is profitable. The measures are also designed to give executive management of the Company the flexibility to respond to changes in market conditions. The measures also are designed to provide checks and balances so that any over achievement on one performance measure will reduce the achievement on another performance measure. The gross margin measure is designed to reflect our strategy of developing new markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the Adjusted EBITDA per average subscriber measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth in number of subscribers. The net subscriber addition measure is designed to incent our executives to continue to grow the total number of subscribers of the Company. The capital expenditures per ending subscriber measure are designed to ensure that the appropriate level of investment is being made in our networks consistent with our growth. The construction/market readiness goals for new markets and new market percent of build measure exists to provide focus during the market construction period.

As noted above, the company/team performance criteria also have a discretionary component which is recommended by the Compensation Committee and approved by the Board at the end of the fiscal year. This component provides the Board with flexibility to consider factors other than financial performance. The discretionary component provides recognition for contributions made to the overall health of the business and is intended to capture how the Company has performed in areas that are not quantified in the major metrics. Historically, the discretionary performance portion of the annual cash performance award has been set at the overall performance of the Company against the other financial/operational measures. For 2008, the discretionary portion took into account the Company’s performance against its targets in the recent economic environment.

Annual Cash Performance Award Opportunities Under the 2004 Plan

We have developed goals for our performance measures that would result in varying levels of annual cash performance award payments. If these goals are exceeded by a certain percentage, our executive officers have the opportunity to receive a maximum award equal to two times their target award. Our executive officers have generally achieved better than the targeted annual cash performance award in the past. The target and maximum award opportunities under the 2008 annual cash performance awards were set based on competitive market pay levels and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2008 Annual Cash Performance Award Payment Level Based on Goal Achievement
Officer	At 100% (Target)	Maximum Payment
President and Chief Executive Officer	140% of base salary	280% of base salary
Chief Operating Officer	85% of base salary	170% of base salary
EVP and CFO	75% of base salary	150% of base salary
EVP, General Counsel and Secretary	75% of base salary	150% of base salary
SVP, Market Operations, Northeast	75% of base salary	150% of base salary

The actual payments under our annual cash performance awards made to our named executive officers for the fiscal year ended December 31, 2008 are set forth below in the Summary Compensation Table. See “Summary of Compensation.” For the 2008 performance year, the Company team performance factor was 100.8% of the company/team performance goals. The total payouts of the annual cash performance awards as compared to the total cash compensation for 2008 for each named executive officer were approximately 65% for the Chief Executive Officer and President, 49% for the Executive Vice President and Chief Financial Officer, 52% for the Chief Operating Officer, 49% for the Executive Vice President, General Counsel and Secretary, and 45% for the Senior Vice President, Market Operations, Northeast. We believe that the payments under our annual cash performance awards made to our named executive officers for the fiscal year ended December 31, 2008 achieved our executive compensation objectives.

Long-term Equity Incentive Compensation

Our long-term equity incentive program for 2008 consists of awards of options to acquire our Common Stock which require growth in our Common Stock price in order for our executive officers to realize any value. We believe stock options align the interests of our executive officers to the interests of the stockholders through appreciation of our Common Stock price. We select the amount of the award based on the long-term component of the competitive market data established through the peer group and select other company data. Equity incentive awards make up the long-term component of an executive’s total compensation. Annual long-term equity incentive awards are targeted at the median level of market pay practices and market pay levels for the executive officer with those individuals who exceed targeted performance levels having the opportunity to receive grants above the market median up to the 75th percentile level.

The executive’s performance determines whether the executive will receive a long-term equity incentive award at the 50th or 75th percentile. This analysis is also used to determine any new hire or promotion-related grants that may be made during the year. Based on individual performance and contributions to our overall performance, the 2008 annual long-term equity incentive awards granted to the named executive officers are targeted at approximately the 75th percentile of market pay level for each named executive officer. See the table entitled “Grants of Plan-Based Awards” for the long-term equity incentive awards granted to the named executive officers for 2008.

Like our other pay components, long-term equity incentive awards are determined based on an analysis of competitive market levels. Each year the Compensation Committee works with its compensation consultants to evaluate the competitiveness of the long-term equity incentive structure to ensure that the program remains competitive in the market. Recommendations are reviewed by our Compensation Committee designated consultants, the Compensation Committee, and presented to our Board for approval.

Upon hire, our executive officers receive an initial long-term equity incentive award grant. Our executive officers also are eligible to receive full or partial annual long-term equity incentive awards based upon the anniversary date of their initial equity grant beginning on the second anniversary of the date of their initial equity grant. Individual determinations are made with respect to the number of stock options contained in each long-term equity incentive award granted to executive officers. In making these determinations, we consider, among other things, our performance relative to the financial and strategic objectives set forth in the annual business plan, the previous year’s individual performance of each executive officer, the market pay levels for the executive officer, the incentive currently provided by the existing stock options already held by such executive officer, and the number of stock options granted to other executive officers.

In 2008, our long-term equity incentive compensation was exclusively in the form of options to acquire our Common Stock. The value of the stock options awarded is dependent upon the performance of our Common Stock price. For 2009, our Compensation Committee and management reviewed the long-term equity incentive compensation and believe that a combination of stock options and restricted stock is more appropriate to provide long-term equity incentive compensation to our executive officers. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

Long-term equity incentive awards were previously made pursuant to our 1995 Plan, and since late 2005 and thereafter, our 2004 Plan. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all options granted before November 2005 remain valid in accordance with their terms. Under the 2004 Plan, repricing of awards is only allowable with stockholder approval. During 2008, we did not reprice any awards.

Long-term equity incentive awards in the form of stock options provide our executive officers with the right to purchase shares of our Common Stock at a fixed exercise price for a period of up to ten years under the 2004 Plan and between ten and fifteen years under the 1995 Plan. Long-term equity incentive awards in the form of options are earned on the basis of continued service to us and generally vest over a period of one to four years, and for multi-year awards, generally beginning with one-fourth vesting one year after the date of grant, and the balance pro-rata vesting monthly thereafter. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for a discussion of the change in control provisions related to stock options. Stock option awards under the 1995 Plan may be exercised any time after grant subject to repurchase by us if any stock is unvested at the time an employee ceases service with us. The exercise price of each long-term equity incentive award granted in 2008 was based on the closing price of our Common Stock on the New York Stock Exchange on the date of the grant. The long-term equity incentive amount is divided by the value of the stock equity award based on the Black-Scholes Valuation Model at the time of grant and compared with prior year stock equity awards.

Typically, the Board has granted annual long-term equity incentive awards at its regularly scheduled meeting in March. The timing of the grants is consistent each year and is not coordinated with the public release of nonpublic material information. After our initial public offering in April 2007, the Compensation Committee and the Board adopted a general practice of making long-term equity incentive awards during the period after at least two business days following the release of earnings and on or before the fifteenth day of the last month of a quarter. The Compensation Committee generally meets four to seven times a year to make awards to non-officers and make recommendations to the Board for officers.

While the vast majority of long-term equity incentive awards to our executive officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make long-term equity incentive awards to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers for exceptional performance, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

For accounting purposes, we apply the guidance in Statement of Financial Accounting Standard 123 (revised December 2004), or SFAS 123(R), to record compensation expense for our grants of long-term equity incentive awards. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers recognize taxable income from long-term equity incentive awards in the form of stock options when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise subject to any Section 162(m) limitations. For a more detailed discussion of Section 162(m) limitations, see “Tax Deductibility of Executive Compensation.” The amount included in the executive officer’s wages and the amount we may deduct is equal to the Common Stock price when the stock options from a long-term equity incentive award are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Retirement Savings Opportunity

All full-time employees with at least three months of service may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions up to the current Internal Revenue Service limit of $15,500 for 2008. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Beginning as of January 1, 2009, we began providing a 25% match each year of the first 4% of eligible compensation contributed by our employees, including our named executive officers, to a 401(k) account. The plan has a four year vesting schedule based on years of service with the Company, with 25% vesting each year. We did not make any discretionary contributions to the 401(k) Plan in the fiscal year ended December 31, 2008. We also do not provide an option for our employees to invest in our Common Stock in the 401(k) plan. We also do not have an employee stock purchase program. Historically, the Company has had to return a portion of contributions made by certain highly paid employees, including certain executive officers, to our 401(k) Retirement Savings Plan because we did not pass the non-discrimination test, or more specifically, the Average Deferral Percentage test, required by the Internal Revenue Service.

Health and Welfare Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Relocation Benefits

Newly hired or promoted officers may be provided with relocation benefits if the work location of the officer is more than 50 miles from their current residence or, if currently employed by the Company, their current work location. The officer is not required to return any relocation benefit received if he leaves the Company. For non-executive officers, if the employee leaves during the first year of employment, the employee is obligated to repay the relocation benefits.

Employment Agreements, Severance Benefits and Change in Control Provisions

We do not have any employment agreements in effect with any of our named executive officers. We grant and have granted long-term equity incentive awards consisting of stock options that remain outstanding under two plans, the 1995 Plan and the 2004 Plan. We have also granted annual cash performance awards under the 2004 Plan for 2008. The 1995 Plan and the 2004 Plan contain certain change in control provisions. We have change in control provisions in our 1995 Plan and 2004 Plan to ensure that if our Company experiences a change of control our executives and other key employees who have received awards under either plan will remain with the Company through any change in control event.

The 1995 Plan – Change of Control Provision

Under our 1995 Plan, in the event of a “corporate transaction,” as defined in the 1995 Plan, the following occurs with respect to stock options granted under the 1995 Plan:

•

Each outstanding option automatically accelerates so that each option becomes fully exercisable for all of the shares of the related class of Common Stock at the time subject to such option immediately prior to the corporation transaction;

•	All outstanding repurchase rights automatically terminate and the shares of Common Stock subject to those terminated rights immediately vest in full;

•

Immediately following a corporate transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation and thereafter adjusted in accordance with the 1995 Plan; and

•

In the event of an “involuntary termination” of an optionee’s “service” with us within 18 months following a corporate transaction, any fully-vested options issued to such holder remain exercisable until the earlier of (i) the expiration of the option term, or (ii) the expiration of one year from the effective date of the involuntary termination.

Corporate transactions for purposes of the 1995 Plan include either of the following stockholder approved actions involving us:

•

A merger or consolidation transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or

•	The disposition of all or substantially all of our assets in a complete liquidation or dissolution.

The 2004 Plan – Change of Control Provision

Under our 2004 Plan, unless otherwise provided in an award, a “change of control,” as defined in the 2004 Plan, results in the following:

•	All “options” and “stock appreciation rights” then outstanding become immediately vested and fully exercisable;

•

All restrictions and conditions of all “restricted stock” and “phantom stock” then outstanding are deemed satisfied, and the “restriction period” or other limitations on payment in full with respect thereto are deemed to have expired, as of the date of the change in control; and

•

All outstanding “performance awards” and any “other stock or performance-based awards,” which would include our annual cash performance awards, become fully vested, deemed earned in full and are to be promptly paid to the participants as of the date of the change in control.

A change of control for purpose of the 2004 Plan is deemed to have occurred if:

•

Any “person” (a) other than us or any of our subsidiaries, (b) any of our or our subsidiaries’ employee benefit plans, (c) any “affiliate,” (d) a company owned, directly or indirectly, by our stockholders, or (e) an underwriter temporarily holding our securities pursuant to an offering of such securities, becomes the “beneficial owner,” directly or indirectly, of more than 50% of our voting stock;

•

A merger, organization, business combination or consolidation of us or one of our subsidiaries transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	The disposition of all or substantially all of our assets, other than to the current holders of 50% or more of the voting power of our voting securities;

•	The approval by the stockholders of a plan for the complete liquidation or dissolution; or

•

The individuals who constitute our Board on the effective date of the 2004 Plan (or any individual who was appointed to the Board by a majority of the individuals who constitute our Board as of the effective date of the 2004 Plan) cease for any reason to constitute at least a majority of our Board.

Additionally, under the 2004 Plan, if approved by our Board prior to or within 30 days after such a change in control, the Board has the right for a 45-day period immediately following the change in control to require all, but not less than all, “participants” to transfer and deliver to us all “awards” previously granted to the participants in exchange for an amount equal to the “cash value” of the “awards.” For a more detailed discussion of the 2004 Plan, see “Discussion of Summary Compensation and Plan-Based Awards Tables — 2004 Equity Incentive Compensation Plan.”

Severance Practices

While we have no written severance plan for our executives, in practice, we have offered severance payments to terminated executives based on the position held and the time in the role. Generally, it has been our practice to provide twelve months of severance for executives, potentially adjusted for length of service, where the executive’s service has been severed by us.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers or directors. Currently we do not require stock ownership for our executive officers or directors. A significant portion of the compensation of each executive officer and director is based on long-term equity incentive awards in the form of stock options with vesting over a certain period of time, which we believe aligns the interests of our executive officers and directors with those of our stockholders. However, as part of our annual review of our compensation program, we may re-evaluate our position with respect to stock ownership guidelines in the future.

Securities Trading Policy

Our securities trading policy states that executive officers, including the named executive officers, and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, or buy our securities on margin. In addition, our executive officers and directors are covered by the Policy on the Prevention of Insider Trading and Misuse of Confidential Information of MetroPCS Communications, Inc. and its Subsidiaries, or Insider Trading Policy, and the Code of Ethics, or Code of Ethics, both of which prohibit trading in our securities while in possession of material inside information or outside designated trading windows and prohibit the disclosure of material inside information to others that may buy or sell our securities. Our Insider Trading Policy permits employees, including officers, and directors to establish 10b5-1 trading plans. Certain of our officers and directors have established 10b5-1 trading plans and each of our named executive officers has established a 10b5-1 trading plan.

Tax Deductibility of Executive Compensation

Limitations on deductibility of executive compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, which generally limits the tax deductibility of compensation paid by a public company to its principal executive officer and the three most highly compensated executive officers, other than the principal executive officer and the principal financial officer, to $1 million in the year the compensation becomes deductible to the Company. There is an exception to the limit on deductibility for performance-based compensation if such compensation meets certain requirements. Additionally, those companies that become publicly held have a certain period of time in which to fully comply with the requirements of Section 162(m), referred as a reliance period. During this reliance period, payments are not subject to the $1 million limit. For such newly public companies, the reliance period continues until the earlier to occur of (i) the expiration of the plan; (ii) the material modification of the plan within the meaning proscribed by the rule; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected after the close of the third calendar year following the calendar year in which the initial public offering occurs, or for the Company, at our 2011 Annual Meeting of Stockholders.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

SUMMARY OF COMPENSATION

The following table sets forth certain information with respect to compensation for the years ended December 31, 2008, 2007 and 2006 earned by or paid to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, which are referred to as the named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary	Option Awards (6)	Non-Equity Incentive Plan Compensation (7)	Total
Roger D. Linquist(1) — President and CEO	2008	$710,577	$8,646,875	$1,325,200	$10,682,652
	2007	$586,154	$5,992,156	$969,400	$7,547,710
	2006	$466,923	$1,184,793	$815,300	$2,467,016

J. Braxton Carter(2) — EVP/CFO	2008	$414,712	$2,027,272	$397,000	$2,838,984
	2007	$343,654	$1,445,216	$443,800	$2,232,670
	2006	$287,404	$410,865	$379,000	$1,077,269

Thomas C. Keys (3) — COO	2008	$441,346	$2,977,178	$476,500	$3,895,024
	2007	$302,123	$1,183,425	$386,700	$1,872,248
	2006	$177,827	$188,433	$127,400	$493,660

Mark A. Stachiw(4) — EVP/General Counsel and Secretary	2008	$312,500	$1,477,821	$298,900	$2,089,221
	2007	$252,116	$1,051,611	$280,200	$1,583,927
	2006	$223,173	$349,212	$251,700	$824,085

Robert A. Young (5) — SVP Market Operations, Northeast	2008	$360,000	$1,871,989	$295,800	$2,527,789
	2007	$357,692	$1,506,968	$416,000	$2,280,660
	2006	$330,769	$583,738	$424,200	$1,338,707

(1)	Roger D. Linquist was President from the inception of the Company through June 2007 and he was reappointed as President in December 2007.

(2)	J. Braxton Carter became Executive Vice President and Chief Financial Officer in February 2008, and was our Senior Vice President and Chief Financial Officer from March 2005 to February 2008.

(3)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2006 he was Vice President, General Manager Dallas.

(4)	Mark A. Stachiw became Executive Vice President, General Counsel and Secretary in February 2008, and was our Senior Vice President, General Counsel and Secretary from January 2006 until February 2008.

(5)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008. Previously, Mr. Young was our Executive Vice President, Market Operations, East from January 2007 to February 2008 and served as Executive Vice President, Market Operations from May 2001 to January 2007.

(6)	The value of option awards for 2008, 2007 and 2006 is determined using the fair value recognition provisions of SFAS123(R). Amounts represent amortization of compensation expense for current and prior awards in each year.

(7)	In 2007, the Company began awarding annual cash performance awards to executive officers pursuant to our 2004 Plan. The 2004 Plan provides annual cash performance awards based upon pre-established targets and maximum payouts set by the Board at the beginning of each fiscal year. See “Discussion of Summary Compensation and Plan-Based Awards Tables — Material Terms of Plan-Based Awards.” These amounts reflect the actual amount paid to each named executive officer pursuant to annual cash performance awards under the 2004 Plan for the fiscal year ended December 31, 2008.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2008 to the named executive officers.

Grants of Plan-Based Awards

Name & Principal Position	Grant Date(6)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(8)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value (7)
		Threshold	Target	Maximum
Roger D. Linquist President and CEO(1)	03/07/2008	$0	$1,015,000	$2,030,000	1,245,000	$16.20	$8,522,896

J. Braxton Carter EVP/CFO(2)	03/07/2008	$0	$318,750	$637,500	250,000	$16.20	$1,711,425

Thomas C. Keys COO(3)	03/07/2008	$0	$382,500	$765,000	565,120	$16.20	$3,868,642

Mark A. Stachiw EVP/General Counsel(4)	03/07/2008	$0	$240,000	$480,000	185,000	$16.20	$1,266,454

Robert A. Young SVP Market Operations, Northeast(5)	03/07/2008	$0	$270,000	$540,000	130,000	$16.20	$889,941

(1)	Roger D. Linquist was President from the inception of the Company through June 2007 and was he reappointed as President in December 2007.

(2)	J. Braxton Carter became Executive Vice President and Chief Financial Officer in February 2008, and was our Senior Vice President and Chief Financial Officer from March 2005 to February 2008.

(3)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2006 he was Vice President, General Manager Dallas.

(4)	Mark A. Stachiw became Executive Vice President, General Counsel and Secretary in February 2008, and was our Senior Vice President, General Counsel and Secretary from January 2006 until February 2008.

(5)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008. Previously, Mr. Young was our Executive Vice President, Market Operations, East from January 2007 to February 2008 and served as Executive Vice President, Market Operations from May 2001 to January 2007.

(6)	The grants dated as of March 7, 2008 reflect the annual long-term equity incentive award in the form of stock options granted to each named executive officer.

(7)	The value of the stock option awards for 2008 is determined using the fair value recognition provisions of SFAS 123(R).

(8)	In 2007, the Company began granting annual cash performance awards to executive officers pursuant to our 2004 Plan. The 2004 Plan provides annual cash performance awards based upon pre-established targets and maximum award payouts set by the Board at the beginning of each fiscal year. See “Discussion of Summary Compensation and Plan-Based Awards Tables — Material Terms of Plan-Based Awards.” The actual amount paid to each named executive officer pursuant to annual cash performance awards under the 2004 Plan for the fiscal year ended December 31, 2008 is set forth in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment and Indemnification Arrangements

We do not have any employment contracts in effect with any of our named executive officers. However, we have entered into agreements with each director, each officer, and certain other employees which require us to indemnify and advance expenses to our directors, officers, and covered employees to the fullest extent permitted by applicable law if the person is or threatened to be made a party to any threatened, pending or completed action, suit, proceeding, investigation, administrative hearing whether formal or informal, governmental or non-governmental, civil, criminal, administrative, or investigative if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or in a manner otherwise expressly permitted under our Certificate of Incorporation or the Bylaws.

Bonus and Salary

Our Board has established a pay for performance approach for determining executive pay. Base salaries are targeted at the median market pay levels while total annual cash compensation is targeted above the median of market pay levels for outstanding performance achievement. We have established a peer group of publicly traded companies in similar lines of business in similar geographies, as well as similar in size in terms of revenue and market capitalization. We have also utilized well-established third-party surveys that are industry specific and focused on executive pay in the telecommunications and wireless industries. See “The Objectives of our Executive Compensation Program.”

Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended

Our 1995 Plan, which was terminated in November 2005, provided for the grant of stock options to acquire shares of our Common Stock. Upon termination of the 1995 Plan, no stock options to acquire shares of our Common Stock may be granted. The options granted under the 1995 Plan have a term of 10 to 15 years and vest over time in accordance with schedules established by our Board. The remaining number of shares issuable upon exercise under the outstanding options granted under the 1995 Plan as of March 31, 2009 is currently, 5,125,529 and the remaining term of the outstanding options granted under the 1995 Plan is 7 years. Option holders have the right to exercise these options immediately, even if the vesting criterion has not been met. If an option for unvested shares of our Common Stock is exercised, the option holder is restricted from selling the unvested restricted shares prior to their normal vesting and if the option holder’s service with is terminated, we may repurchase any and all of their unvested shares at a price equal to the aggregate exercise price paid for such shares.

Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan

Our Board has adopted, and our stockholders have approved, our 2004 Plan.

Administration. Our 2004 Plan is administered by our Compensation Committee. As plan administrator, the Compensation Committee has full authority to (i) interpret the 2004 Plan and all awards thereunder, (ii) make, amend and rescind such rules as it deems necessary for the administration of the 2004 Plan, (iii) make all determinations necessary or advisable for the administration of the 2004 Plan, and (iv) make any corrections to the 2004 Plan or an award deemed necessary by our Compensation Committee to effectuate the 2004 Plan. All awards under the 2004 Plan are granted by our Compensation Committee in its discretion, but historically all awards to executive officers are approved by our Board based on the recommendations of our Compensation Committee.

Eligibility. All of our and our affiliates’ employees, consultants and non-employee directors are eligible to be granted awards by our Compensation Committee under the 2004 Plan. An employee, consultant or non-employee director granted an award is a participant under our 2004 Plan. Our Compensation Committee also has the authority to grant awards to a third party designated by a non-employee director provided that (i) our Board consents to such grant, (ii) such grant is made with respect to awards that otherwise would be granted to such non-employee director, and (iii) such grant and subsequent issuance of stock may be made upon reliance of an exemption from the Securities Act.

Number of Shares Available for Issuance. The maximum number of shares of our Common Stock that are authorized for issuance under our 2004 Plan currently is 40,500,000. Shares issued under the 2004 Plan may be treasury shares, authorized but unissued shares, shares previously subject to abandoned or terminated options, shares which have been cancelled, or, if applicable, shares acquired in the open market.

In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2004 Plan is reduced for any reason or in the event that any award (or portion thereof) can no longer be exercised or paid, the number of shares no longer subject to such award shall be released from such award and shall thereafter be available under the 2004 Plan for the grant of additional awards.

Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the administrator of the 2004 Plan may ratably adjust the aggregate number and affected class of securities available under the 2004 Plan.

Types of Awards. The Compensation Committee may grant the following types of awards under our 2004 Plan: stock options; purchased stock; bonus stock; stock appreciation rights; phantom stock; restricted stock; performance awards; or other stock or performance-based awards. Stock options awarded under our 2004 Plan may be nonqualified stock options or incentive stock options under Section 422 of the Code. With the exception of incentive stock options, our Compensation Committee may grant, from time to time, any of the types of awards under our 2004 Plan to our employees, consultants and non-employee directors. Incentive stock options may only be granted to our employees. Awards granted may be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other award or any award granted under another of our plans, or any business entity to be acquired by us, or any other right of a participant to receive payment from us.

Stock Options. A stock option is the right to acquire shares of our Common Stock at a fixed price for a fixed period of time and generally are subject to a vesting requirement. A stock option will be in the form of nonqualified stock options or incentive stock options. The exercise price is the closing price for the Company’s Common Stock on the date of grant. The term of a stock option may not exceed ten years or five years in the case of incentive stock options granted to a 10% owner. With stockholder approval, our Compensation Committee may grant to the holder of outstanding nonqualified stock options replacement options with a lower (or higher with consent) exercise price than the exercise price of the replaced options.

Purchased Stock. Purchase stock awards entitle the participant to purchase our Common Stock at a price per share that may be less than, but not greater than, the fair market value per share at the time of purchase.

Bonus Stock. Bonus stock grants are made in consideration of performance or services by the participant with no additional consideration except as may be required by our Compensation Committee or the 2004 Plan.

Stock Appreciation Rights and Phantom Stock. Stock appreciation rights are awards that entitle the participant to receive a payment equal to the excess, if any, of the fair market value on the exercise date of a specified number of shares of our Common Stock over a specified grant price. Phantom stock awards are rights to receive cash equal to the fair market value of a specified number of shares of our Common Stock at the end of a specified deferral period. Stock appreciation rights may be granted in tandem with options or any other awards under the 2004 Plan. All stock appreciation rights granted under our 2004 Plan must have a grant price per share that is not less than the fair market value of a share of our Common Stock on date of the grant.

Restricted Stock. Restricted stock awards are shares of our Common Stock that are subject to cancellation, restrictions and vesting conditions, as determined by our Compensation Committee and in accordance with the 2004 Plan.

Performance Awards. Performance awards are awards granted based on business performance criteria measured over a period of not less than six months and not more than ten years. Performance awards may be payable in shares of our Common Stock, cash or any combination thereof as determined by our Compensation Committee.

Other Awards. Our Compensation Committee also may grant other forms of awards that generally are based on the value of our Common Stock, or cash, as determined by our Compensation Committee to be consistent with the purposes of our 2004 Plan.

Section 162(m) Performance-Based Awards. The performance goals for annual cash performance awards under our 2004 Plan consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by our Compensation Committee. In the case of any award granted to our Chief Executive Officer or any one of our three most highly paid officers, other than our Chief Executive Officer and our Chief Financial Officer, performance goals are designed to be objective and meet the requirement that the level or levels of performance targeted by our Compensation Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. Our Compensation Committee may determine that such annual cash performance awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such annual cash performance awards. Performance goals may differ among annual cash performance awards granted to any one participant or for annual cash performance awards granted to different participants. As a newly public company still in its reliance period, we should not be subject to any limitations of Section 162(m) with respect to the compensation paid to our Chief Executive Officer and our three most highly paid officers.

One or more of the following business criteria for us, on a consolidated basis, and/or for our specified subsidiaries, divisions or business or geographical units (except with respect to the total stockholder return and earnings per share criteria), may be used by our Compensation Committee in establishing performance goals for annual cash performance awards granted to a participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating income; (P) total stockholder return; (Q) debt reduction; (R) other company or industry specific measurements used in our management and internal or external reporting, including but not limited to, average revenue per user, cost per gross add, cash cost per user, adjusted earnings before interest, taxes, depreciation and amortization, capital expenditure per customer, etc., and (S) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof, or a group of comparable companies. For a discussion of our equity incentive compensation for 2008, see “Long-term Equity Incentive Compensation.”

Exercise of Options. The exercise price is due upon the exercise of the option. The exercise price may be paid (1) in cash or by check, (2) with the consent of our Compensation Committee, in shares of our Common Stock held previously acquired by the optionee (that meet a holding period requirement) based on the shares fair market value as of the exercise date, or (3) with the consent and pursuant to the instructions of our Compensation Committee, by cashless exercise through a broker. Nonqualified stock options may be exercised at any time before the expiration of the option period at the discretion of our Compensation Committee. Incentive stock options must not be exercised more than three months after termination of employment for any reason other than death or disability and no more than one year after the termination of employment due to death or disability in order to meet the Code section 422 requirements.

Change of Control. For a discussion of the change of control provisions under our 2004 Plan, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Amendment and Discontinuance; Term. Our Board may amend, suspend or terminate our 2004 Plan at any time, with or without prior notice to or consent of any person, except as would require the approval of our stockholders, be required by law or the requirements of the exchange on which our Common Stock is listed or would adversely affect a participant’s rights to outstanding awards without their consent. Unless terminated earlier, our 2004 Plan will expire on the tenth anniversary of its effective date.

Material Terms of Plan-Based Awards

Annual Cash Performance Awards Under the 2004 Plan

We have granted annual cash performance awards for 2008 for named executive officers pursuant to the 2004 Plan as annual cash performance awards. Employees who are hired before October 31st will have their annual cash performance award amount prorated for the year, calculated in whole month increments. Employees who are eligible for an annual cash performance award prior to the 15th of a month are credited with a whole month of service; those who are eligible for the annual cash performance award after the 15th begin accruing service under the award at the beginning of the next month. For a detailed discussion of our annual cash performance awards, see “Elements of Our Executive Compensation Programs – Annual Cash Performance Incentive Awards – Annual Cash Performance Awards under the 2004 Plan” and for detailed information on the awards made to our named executive officers for fiscal year ended December 31, 2008, see the column entitled “Non-Equity Incentive Plan Compensation” in the table entitled “Summary Compensation Table.”

Annual cash performance awards are based upon targets and maximum payouts set by the Board at the beginning of each fiscal year. The performance period for the annual cash performance award is the calendar year, and payouts under the award are typically during the first quarter following the award year.

Target award levels set for the annual cash performance awards under the 2004 Plan are a percentage of base salary and are set based on each employee’s position level. All officers (vice president and above) will have a target payment opportunity set for their position ranging in 2008 from 35% of base salary at the Vice President level to 140% of base salary for the Chief Executive Officer in 2008. The target payment level reflects 100% achievement of established performance goals. The maximum payout opportunity is 200% of target.

Annual Long-Term Equity Incentive Awards Under the 2004 Plan

We have and expect in the future to grant annual long-term equity incentive awards annually to executive officers to:

•	incentivize, reward, and retain individuals whose accountability, performance and potential are critical to our success;

•	encourage long-term focus and provide a strong link to stockholder interests and foster a shared commitment to move the business towards our long-range objectives;

•	deliver a competitive “total reward” package to attract and retain staff in a highly competitive industry;

•	provide additional incentives for executive officers to remain through any change of control event; and

•	create a direct link between Company results and employee rewards.

Current practice considers full time employees, other than retail sales associates, with two or more years of vested service during a year as eligible for consideration for an annual long-term incentive equity incentive award. An annual long-term equity incentive award is based on their prior year performance rating under the Company’s performance appraisal program and may require management recommendation, depending on the level of the position. For 2006 through 2008, we made long-term equity incentive grants exclusively in the form of stock option awards.

Based on market analysis conducted by the compensation consultant of the Compensation Committee, guidelines for the annual long-term equity incentive awards are developed and presented to the Board for approval. Each year we evaluate the competitiveness of our annual long-term equity incentive award structure to ensure that our awards remain competitive in the market. Recommendations are reviewed by our Compensation Committee consultants, the Compensation Committee, and presented to our Board for approval. Historically, annual long-term equity incentive awards have been reviewed and approved by the Board during the first quarter of each year. Long-term equity incentive award ranges have been established which result in total compensation levels ranging from median to above median of market pay levels. The annual long-term equity incentive award granted to a named executive officer is intended to reward prior year’s individual performance. The awarding of annual long-term equity incentive awards is discretionary and may be discontinued at any time. For a detailed listing of the annual long-term equity incentive awards made in 2008 for the named executive officers, see the table entitled “Grants of Plan-Based Awards.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008 with respect to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(6)	Number of Securities Underlying Unexercised Options (#) Unexercisable(6)	Equity Incentive Plan Awards; Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Roger D. Linquist	25,155(7)	—	—	$5.49	03/11/2014
President and CEO(1)	520,800(8)	—	—	$7.13	08/03/2015
	2,418(9)	—	—	$7.15	12/30/2015
	353,306(13)	160,594(13)	—	$7.15	03/14/2016
	1,499,962(14)	750,038(14)	—	$11.33	12/22/2016
	478,750(17)	670,250(17)	—	$23.00	04/18/2017
		1,245,000(19)		$16.20	03/07/2018

J. Braxton Carter	6,969(7)	—	—	$5.49	03/11/2014
EVP/CFO(2)	20,000(10)	—	—	$6.31	03/31/2015
	134,556(8)	—	—	$7.13	08/03/2015
	7,540(8)	503(8)	—	$7.13	08/03/2015
	669(9)	—	—	$7.15	12/30/2015
	94,050(13)	42,750(13)	—	$7.15	03/14/2016
	300,000(15)	300,000(15)	—	$11.33	12/22/2016
	121,250(17)	169,750(17)	—	$23.00	04/18/2017
		250,000(19)		$16.20	03/07/2018

Thomas C. Keys	124,290(8)	—	—	$7.13	08/03/2015
COO(3)	127,500(15)	127,500(15)	—	$11.33	12/22/2016
	28,750(16)	31,250(16)	—	$11.33	01/18/2017
	74,062(17)	103,688(17)	—	$23.00	04/18/2017
	133,333(18)	266,667(18)	—	$31.76	08/08/2017
		565,120(19)		$16.20	03/07/2018

Mark A. Stachiw	120,000(11)	—	—	$5.47	10/12/2014
EVP/General Counsel(4)	64,716(12)	22,500(12)	—	$7.15	09/21/2015
	12,993(13)	5,907(13)	—	$7.15	03/14/2016
	43,750(13)	16,250(13)	—	$7.15	03/14/2016
	179,800(15)	225,000(15)	—	$11.33	12/22/2016
	86,250(17)	120,750(17)	—	$23.00	04/18/2017
	—	185,000(19)	—	$16.20	03/07/2018

Robert A. Young	42,131(8)	18,057(8)	—	$7.13	08/03/2015
SVP, Market	144,410(13)	71,438(13)	—	$7.15	03/14/2016
Operations, Northeast(5)	300,000(15)	300,000(15)	—	$11.33	12/22/2016
	98,750(17)	138,250(17)	—	$23.00	04/18/2017
		130,000(19)		$16.20	03/07/2018

(1)	Roger D. Linquist was President from the inception of the Company through June 2007 and was he reappointed as President in December 2007.

(2)	J. Braxton Carter became Executive Vice President and Chief Financial Officer in February 2008, and was our Senior Vice President and Chief Financial Officer from March 2005 to February 2008.

(3)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2006 he was Vice President, General Manager Dallas.

(4)	Mark A. Stachiw became Executive Vice President, General Counsel and Secretary in February 2008, and was our Senior Vice President, General Counsel and Secretary from January 2006 until February 2008.

(5)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008. Previously, Mr. Young was our Executive Vice President, Market Operations, East from January 2007 to February 2008 and served as Executive Vice President, Market Operations from May 2001 to January 2007.

(6)	Unless otherwise noted, options vest over a period of four years as follows: twenty-five percent (25%) of the option vests on the first anniversary of service beginning on the “Vesting Commencement Date” (as defined in the Employee Non-Qualified Option Grant Agreement). The remainder vests upon the optionee’s completion of each additional month of service, in a series of thirty-six (36) successive, equal monthly installments beginning with the first anniversary of the Vesting Commencement Date.

(7)	Options granted on March 11, 2004. Options repriced from $4.97 to $5.49 on December 28, 2005.

(8)	Options granted on August 3, 2005.

(9)	Options granted on December 30, 2005 and vest over a one-year period as follows: fifty percent (50%) of the underlying shares vest on January 1, 2006 and the remaining fifty percent (50%) of the shares vest on January 1, 2007.

(10)	Options granted on March 31, 2005.

(11)	Options granted on October 12, 2004. Options repriced from $3.97 to $5.47 on December 28, 2005.

(12)	Options granted on September 21, 2005.

(13)	Options granted on March 14, 2006.

(14)	Options granted on December 22, 2006 and vest over a period of 3 years ending December 22, 2009.

(15)	Options granted on December 22, 2006.

(16)	Options granted on January 18, 2007.

(17)	Options granted on April 18, 2007.

(18)	Options granted on August 8, 2007.

(19)	Options granted on March 7, 2008.

Option Exercises

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 31, 2008 with respect to the named executive officers.

Option Exercises and Stock Vested

	Option Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
J. Braxton Carter—EVP/CFO(1)	51,000	$ 679,539
Mark A. Stachiw—EVP/General Counsel(2)	45,200	$ 426,914
Robert A. Young—SVP Market Operations, Northeast(3)	175,000	$2,289,363

(1)	J. Braxton Carter became Executive Vice President and Chief Financial Officer in February 2008, and was our Senior Vice President and Chief Financial Officer from March 2005 to February 2008. All shares were exercised and sold pursuant to Mr. Carter’s 10b5-1 trading plan.

(2)	Mark A. Stachiw became Executive Vice President, General Counsel and Secretary in February 2008, and was our Senior Vice President, General Counsel and Secretary from January 2006 until February 2008. All shares were exercised and sold pursuant to Mr. Stachiw’s 10b5-1 trading plan.

(3)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008. Previously, Mr. Young was our Executive Vice President, Market Operations, East from January 2007 to February 2008 and served as Executive Vice President, Market Operations from May 2001 to January 2007. All shares were exercised and sold pursuant to Mr. Young’s 10b5-1 trading plan.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement, other than under our 1995 Plan or 2004 Plan, the Compensation Committee may deem a cessation of employment as a retirement and the affected officer or director would have one year to exercise all options vested on the date of retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Registration Rights Agreement

In connection with our initial public offering in April 2007, we amended and restated our existing stockholder agreement and renamed it as a registration rights agreement. The stockholder parties to the registration rights agreement are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, holders who cannot otherwise sell our Common Stock without restriction are entitled to notice of such registration and are entitled to include shares in the registration. Stockholders benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of Common Stock, and we will be required to use our best efforts to effect such registration. Further, these stockholders may require us to file additional registration statements on Form S-3 at our expense. These rights are subject to certain conditions and limitations, among them the rights of underwriters to limit the number of shares included in such registration.

Post-Employment and Change in Control Payments

We have two stock option plans under which we grant options to purchase our Common Stock: the 1995 Plan and the 2004 Plan, or collectively, our Equity Compensation Plans, and, starting in 2007, we granted annual cash performance awards under the 2004 Plan. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all options granted before November 2005 remain valid in accordance with their terms. Each of these plans contains certain change in control provisions. For a discussion of these change in control provisions, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Had a “corporate transaction” (as defined in our 1995 Plan) or a “change of control” (as defined in our 2004 Plan) occurred on December 31, 2008 with respect to each named executive officer, the value of the benefits for each such officer, based on the fair market value of our Common Stock on that date, would have been approximately as follows:

Name and Principal Position	Value of Change in Control Benefit(*)
Roger D. Linquist, President and Chief Executive Officer(1)	$ 4,124,881

J. Braxton Carter, EVP & Chief Financial Officer(2)	$ 1,499,551

Thomas C. Keys, Chief Operating Officer(3)	$ 669,590

Mark A. Stachiw, EVP, General Counsel(4)	$ 1,134,969

Robert A. Young, SVP, Market Operations, Northeast(5)	$ 1,744,187

*These amounts reflect the value of the unvested option awards of each named executive officer upon an occurrence of a Change in Control. Additionally, any annual cash performance awards attributable to each named executive officer would, upon an occurrence of a Change in Control, immediately vest and be deemed earned in full at the target level as of the date of the Change in Control without regard to any applicable performance cycle, restriction or condition being completed or satisfied. For an example of the nature and amounts of the annual cash performance awards granted to our named executive officers in 2008, see the column entitled “Non-Equity Incentive Plan Compensation” in the table entitled “Summary Compensation Table.”

(1)	Roger D. Linquist was President from the inception of the Company through June 2007 and was he reappointed as President in December 2007.

(2)	J. Braxton Carter became Executive Vice President and Chief Financial Officer in February 2008, and was our Senior Vice President and Chief Financial Officer from March 2005 to February 2008.

(3)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2006 he was Vice President, General Manager Dallas.

(4)	Mark A. Stachiw became Executive Vice President, General Counsel and Secretary in February 2008, and was our Senior Vice President, General Counsel and Secretary from January 2006 until February 2008.

(5)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008. Previously, Mr. Young was our Executive Vice President, Market Operations, East from January 2007 to February 2008 and served as Executive Vice President, Market Operations from May 2001 to January 2007.

Security Ownership of Principal Stockholders

The following table sets forth information as of March 31, 2009 regarding the beneficial ownership of each class of MetroPCS Communications outstanding capital stock by:

•	each of our directors;

•	each named executive officer;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of each class or series of Common Stock and preferred stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate each listed person’s percentage ownership of each such class includes the shares of Common Stock underlying options, warrants or other convertible securities held by such person that are exercisable within 60 days after March 31, 2009.

	Common Stock Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers(1):
Roger D. Linquist(2)	10,825,111	3.04%
J. Braxton Carter(3)	955,476	*
Thomas C. Keys(4)	870,755	*
Mark A. Stachiw(5)	700,623	*
Robert A. Young(6)	787,582	*
W. Michael Barnes(7)	263,497	*
Jack F. Callahan, Jr.(8)	6,533	*
C. Kevin Landry(9)(13)	30,079,534	8.52%
Arthur C. Patterson(10)	15,477,623	4.38%
James N. Perry, Jr.(11)(12)	38,775,778	10.99%
All directors and executive officers as a group (10 persons)	98,742,512	27.39%

Beneficial Owners of More Than 5%:
M/C Venture Partners, et al(14) 75 State Street Boston, MA 02109	25,670,847	7.28%

Madison Dearborn Capital Partners IV, L.P.(11)(12) Three First National Plaza, Suite 4600 Chicago, IL 60602	38,576,812	10.94%

TA Associates, et al(9)(13) John Hancock Tower — 56th Floor 200 Clarendon Street Boston, MA 012116	30,079,534	8.52%

T. Rowe Price Associates, Inc.(15) 100 East Pratt Street Baltimore, Maryland 21202	40,512,682	11.49%

Wellington Management Company, LLP(16) 75 State Street Boston, MA 02109	32,324,992	9.16%

*	Represents less than 1%

(1)	Unless otherwise indicated, the address of each person is c/o MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

(2)	Includes 3,729,250 shares of Common Stock issuable upon exercise of options, 245,000 shares of restricted stock issuable upon vesting as granted under our Equity Compensation Plans, 5,320,861 shares of Common Stock held directly by Mr. Linquist, and 1,530,000 shares of Common Stock held by THCT Partners, LTD, a partnership with which Mr. Linquist is affiliated and may be deemed to be a member of a “group” under Section 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Linquist disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in THCT Partners, LTD. Mr. Linquist has dispositive power with respect to the Common Stock held by THCT Partners, LTD.

(3)	Includes 865,515 shares of Common Stock issuable upon exercise of options and 75,000 shares of restricted stock issuable upon vesting as granted under our Equity Compensation Plans.

(4)	Includes 745,755 shares of Common Stock issuable upon exercise of options and 125,000 shares of restricted stock issuable upon vesting as granted under our Equity Compensation Plans.

(5)	Includes 650,623 shares of Common Stock issuable upon exercise of options and 50,000 shares of restricted stock issuable upon vesting as granted under our Equity Compensation Plans.

(6)	Includes 752,264 shares of Common Stock issuable upon exercise of options and 20,000 shares of restricted stock issuable upon vesting as granted under our Equity Compensation Plans.

(7)	Includes 239,953 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(8)	Includes 6,533 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(9)	Includes 180,799 shares of Common Stock issuable upon exercise of stock options granted to Mr. Landry under our Equity Compensation Plans and 3,969 shares of Common Stock held directly by Mr. Landry. All other shares attributed to Mr. Landry are owned directly by TA Atlantic and Pacific V L.P., TA Investors II L.P., TA IX L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA/Atlantic and Pacific IV L.P., with which Mr. Landry is affiliated and may be deemed to be a member of a “group” (hereinafter referred to as TA Associates, et al) under Section 13d-3 of the Exchange Act and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Landry disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in TA Associates, et al.

(10)	Includes 411,990 shares of Common Stock issuable upon exercise of options granted to Mr. Patterson under our Equity Compensation Plans and 19,999 shares of Common Stock held directly by Mr. Patterson. All other shares attributed to Mr. Patterson are owned directly by Accel Internet Fund III L.P., Accel Investors ‘99 L.P., Accel IV L.P., Accel VII L.P., ACP Family Partnership L.P., Ellmore C. Patterson Partners, ACP 2007 Accel-7 GRAT U/A/D 4/2/07 and ACP 2007 Accel-10 GRAT U/A/D 4/2/07, with which Mr. Patterson may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)	Includes 194,466 shares of Common Stock issuable upon exercise of options granted to Mr. Perry under our Equity Compensation Plans and 4,500 shares of Common Stock held directly by Mr. Perry. All other shares attributed to Mr. Perry are owned directly by Madison Dearborn Capital Partners IV, L.P. (“MDCP IV”) and Madison Dearborn Partners IV, L.P. (“MDP IV”). Mr. Perry is a Managing Director of the general partner of MDP IV and a limited partner of MDP IV, and therefore may be deemed to share voting and investment power over such shares and therefore to beneficially own such shares. Mr. Perry disclaims any beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares arising from his interests in MDP IV.

(12)	MDCP IV and MDP IV may be deemed to be a “group” under Section 13d-3 of the Exchange Act and the shares held by MDCP IV may be deemed to be beneficially owned by MDP IV, the general partner of MDCP IV. As the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares held by MDCP IV, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff have shared voting and investment power over such shares. Messrs. Canning, Finnegan and Mencoff, and MDP IV each disclaims any beneficial ownership of any shares held by MDCP IV, except to the extent of their respective pecuniary interests therein.

(13)	TA Associates, et al (consisting of TA Atlantic and Pacific V L.P., TA Investors II L.P., TA IX L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA/Atlantic and Pacific IV L.P.) may be deemed to be a “group” under Section 13d-3 of the Exchange Act. Includes 3,969 shares of Common Stock and 180,799 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans, which are held directly by Mr. Landry.

(14)	M/C Venture Partners, et al (consisting of M/C Venture Investors, LLC, M/C Venture Partners IV, LP, M/C Venture Partners V, LP, M/C Venture Partners VI, L.P. and Chestnut Venture Partners LP) may be deemed to be a “group” under Section 13d-3 of the Exchange Act.

(15)	Based on a Schedule 13G filed on December 31, 2008 by T. Rowe Price Associates, Inc. (“Price Associates”), in its capacity as investment manager of T. Rowe Price Mutual Funds and T. Rowe Price International has sole dispositive power over 40,257,713 shares and has sole voting power over 15,720,911 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(16)	Based on a Schedule 13G filed on December 31, 2008 by Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment adviser. Wellington Management may be deemed to have had beneficial ownership of 32,324,992 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 26,987,343 shares and shared dispositive power over 32,324,992 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

TRANSACTIONS WITH RELATED PERSONS AND APPROVAL

Under the rules of the SEC, we must disclose certain “Related Persons Transactions” in which (1) the Company is a participant in a transaction exceeding $120,000 and (2) a director, executive officer, employee or a holder of greater than 5% of our Common Stock has a direct or indirect material interest. The following are the Related Persons Transactions for fiscal year 2008:

Corey A. Linquist co-founded the Company and is the son of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, and has served as our Vice President and General Manager, Sacramento since January 2001. In 2008, we paid Mr. Corey Linquist a salary of $231,846 and a bonus of $114,600, and we granted him options to purchase up to 80,000 shares of our Common Stock at an exercise price of $16.20 per share. These options expire on March 7, 2018.

Todd C. Linquist, the son of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, has held several positions with us since July 1996, and since December 2008 has been our Vice President Product Management and previously served as our Staff Vice President, Wireless Data Services from September 2006 to November 2008. In 2008, we paid Mr. Todd D. Linquist a salary of $151,595 and a bonus of $70,200, and we granted him options to purchase 30,000 shares to acquire our Common Stock at an exercise price of $16.20 per share and expiring on March 7, 2018. We also granted Mr. Linquist options to purchase 48,000 shares to acquire our Common Stock at an exercise price of $15.29 per share. These options will expire on December 10, 2018.

Phillip R. Terry, the son-in-law of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, since March 2009 has been our Senior Vice President, Corporate Marketing and previously served as our Vice President of Corporate Marketing from December 2003 to February 2009. In 2008, we paid Mr. Terry a salary of $208,846, and a bonus of $107,800, and we granted him options to purchase 80,000 shares to acquire our Common Stock at an exercise price of $16.20 per share. These options will expire on March 7, 2018.

The Company had engaged the law firm of Andrews Kurth LLP to provide professional legal services. Our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, is related to a partner of the firm. We paid approximately $0.2 million for the year ended December 31, 2008 to Andrews Kurth LLP for legal services.

James N. Perry, Jr., one of our directors, is a general partner of various investment funds affiliated with Madison Dearborn Partners, LLC, a private equity firm, or Madison Dearborn, one of our greater than 5% stockholders. These funds owned in the aggregate an approximate 17% interest in Asurion Insurance Services, Inc., or Asurion, a company that provides services to our customers, including handset insurance programs and roadside assistance services. Mr. Perry also serves on Asurion’s Board of Directors. Pursuant to our agreement with Asurion, we bill our customers directly for these services and we remit the fees collected from our customers for these services to Asurion. As compensation for providing this billing and collection service, we received a fee from Asurion of approximately $7.1 million for the year ended December 31, 2008. We also sell handsets to Asurion. For the year ended December 31, 2008, we sold approximately $12.0 million in handsets to Asurion. Our arrangements with Asurion were negotiated at arms-length, and we believe they represent market terms. Our Audit Committee reviewed and recommended to our Board that this relationship be approved and ratified and our Board has approved and ratified this relationship. Additionally, an affiliate of Madison Dearborn holds a 15.6% equity interest in Univision Communications, Inc., or Univision, a company that provides advertising services to us. Mr. Perry also serves on Univision’s Board of Directors. As compensation for providing advertising services, we paid Univision approximately $4.4 million for the year ended December 31, 2008. Our agreement with Univision was negotiated at arms length and we believe represents market terms. Our Audit Committee and Nominating and Corporate Governance Committee reviewed and recommended to our Board that this relationship be approved and ratified and our Board has approved and ratified this transaction.

Walker C. Simmons, a former director of the Company, is a partner in Wachovia Capital Partners, which was also a prior greater than 5% stockholder in the Company. In August 2007, Wachovia Capital Partners and M/C Venture Partners, a greater than 5% stockholder in the Company, acquired National Grid Wireless US, now known as LightTower, a company that provides wireless infrastructure and fiber networks. LightTower leases capacity for high capacity “lit” fiber circuits to the Company for the purpose of backhauling traffic. Mr. Simmons also serves on

LightTower’s Board of Directors. For the year ended December 31, 2008, we paid approximately $0.2 million in rent expense for related cell site leases from LightTower. Our arrangements with LightTower were negotiated at arms-length, and we believe they represent market terms. Our Audit Committee reviewed and recommended to our Board that this relationship be approved and ratified and our Board has approved and ratified this relationship.

Procedures for Approval of Related Person Transactions

For fiscal year 2008 our Summary of Delegated Approvals was utilized for the purpose of reviewing, reporting and approving all Related Person Transactions. Our Summary of Delegated Approvals, which governs the spending authority for our directors, officers and most senior employees, includes specific provisions for Related Person Transactions. Pursuant to the Summary of Delegated Approvals, Related Person Transactions include all transactions with related parties that do not constitute services or products sold by the Company on the same terms offered to all Company employees. The Audit Committee is required under its charter to establish procedures for the approval of Related Person Transactions between the Company and any executive officer or director that would potentially require disclosure under Item 404 of Regulation S-K under the Securities Act.

In the event that a Related Person Transaction is identified, our Summary of Delegated Approvals requires that our Executive Vice President and General Counsel approve any Related Person Transactions in excess of $10,000. Further, our practice has been for that transaction to be reviewed and approved by our Executive Vice President and Chief Financial Officer, Chief Executive Officer or our Board, depending on the monetary value of the transaction.

Additionally, our Summary of Delegated Approvals requires reporting all Related Person Transactions to our Executive Vice President, General Counsel and Secretary and Senior Vice President - Controller for financial statement disclosure purposes. Related Person Transactions cannot be approved by the Executive Vice President and Chief Financial Officer, Chief Executive Officer, Executive Vice President, General Counsel and Secretary or a member of our Board if they are one of the parties in the Related Person Transaction. In such instance, the next higher level of authority (or a majority of disinterested directors) must approve that particular Related Person Transaction. Material Related Person Transactions involving a director are also approved by the Board.

In fiscal year 2009 the Company implemented a new Related Person Transaction Policy. Our policy requires that each director, officer and employee involved in a Related Persons Transaction notify the Company’s legal department and the Audit Committee, and that each such transaction be approved or ratified by the Audit Committee, except with respect to any “Material Related Person Transaction” (defined below) which will be recommended for approval or disapproval by the Audit Committee to the Board. Additionally, all Material Related Person Transactions involving a director shall be reviewed and recommended by the Nominating and Corporate Governance Committee to the Board as to whether such transaction will cause such director to cease being independent. A “Material Related Person Transaction” is a Related Person Transaction determined by the Audit Committee to be potentially or actually material to the Company or to any director or officer of the Company, including whether such transaction might impact the independence of any outside director.

In determining whether to approve a Related Person Transaction, the Audit Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

•	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

•	whether there are business reasons and benefits for the Company to enter into the Related Person Transaction,

•

whether the Related Person Transaction would impair the independence of an outside director, and whether such transaction is with immediate family members or an entity which is owned or controlled in substantial part by a director, and

•

whether the Related Person Transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Ratification of the Appointment of Deloitte & Touche LLP

As Independent Auditors

(Proposal 2)

The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has served as the Company’s independent auditors for the last four years and is considered by management to be well qualified.

One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Audit and All Other Fees

Deloitte & Touche LLP acts as the Company’s principal auditor and also provides certain audit-related services and other services. The billed fees for services provided by Deloitte & Touche LLP during the years ended December 31, 2008 and 2007 were as follows (dollars in thousands):

	2008	2007
Audit Fees (1)	$4,458	$3,704
Audit-Related Fees (2)	---	776
Tax Fees (3)	---	---
All Other Fees (4)	---	75

Total Fees	$4,458	$4,555

(1)	Consists of fees for the audits of our consolidated financial statements for the years ended December 31, 2008 and 2007, reviews of our interim financial statements, and evaluates our compliance with Section 404 of the Sarbanes-Oxley Act.
(2)

Consists of fees for assurance and related services, other than those included in Audit Fees, and includes charges in 2007 for review and support for our initial public offering, private placement of $400 million in 9 1/4% Senior Notes due 2014, or Senior Notes, registration of our Senior Notes and our rescission offer to the holders of certain stock options.

(3)	No fees were billed to us by Deloitte & Touche LLP for tax services in 2008 and 2007.
(4)	Other fees include professional services related to our preparation to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Committee Pre-Approval of Independent Auditor Services

In order to assure continued independence of our independent auditors, the Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services performed by our independent auditor. The Committee pre-approves a list of audit, audit-related and permitted non-audit services that may be provided by the independent auditor without obtaining pre-approval from the Audit Committee.

Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. If the stockholder should not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointments.

The Board of Directors recommends a vote

FOR

the ratification of the appointment of Deloitte & Touche LLP as independent auditors

Other Information and Business

Company Information

The Company’s website contains the Company’s current Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Code of Ethics and the Company’s SEC filings. You may view any of these documents at www.metropcs.com and click on the Investor Relations tab. You will also find a copy of this Proxy Statement, a copy of the Company’s Annual Report to Stockholders for 2008 and a copy of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2008 as filed with the SEC. You may obtain a copy of any of the above-listed documents, including the Company’s Annual Report on Form 10-K upon request, free of charge, by sending a request in writing to the Company’s Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

Duplicate Mailings

The Company is required to provide an Annual Report and Proxy Statement to all stockholders of record on the Record Date. If you have more than one account in your name or another person at the same address has an account, the Company or your broker may deliver only one copy of this Proxy Statement and the Annual Report as permitted by the Securities Act, unless you notify the Company of your desire to receive multiple copies.

The Company will promptly deliver, upon oral or written request, additional copies of the Proxy Statement and the Annual Report to any stockholder residing at the same address to which only one copy was mailed at no charge. Requests for additional copies for the current year or future years should be directed to the Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082, or by calling the Investor Relations department at 214-570-4641.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may contact our Investor Relations department at the address and phone above or our transfer agent, AST, to request that only a single copy of the Proxy Statement and the Annual Report be mailed in the future. You may contact AST at 800-937-5449 or by mail at American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038.

Stockholder Proposals for the 2009 and 2010 Annual Meetings of Stockholders

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2010 Annual Meeting of Stockholders. To be eligible for inclusion in our 2010 proxy statement, your proposal must be received by us no later than January 21, 2010, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Business Proposals and Nominations Pursuant to our Bylaws. Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2010 Annual Meeting of Stockholders that will not be included in our proxy statement pursuant to Rule 14a-8, you must comply with the procedures specifically described in our Bylaws. In addition, assuming the date of the 2010 Annual Meeting of Stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2009 Annual Meeting, you must notify us in writing and such written notice must be delivered to our Secretary no earlier than January 21, 2010, and no later than February 19, 2010.

A copy of our Bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from the Company’s Secretary at the address indicated on the first page of this proxy statement or on our website at www.metropcs.com under the Investor Relations tab, Corporate Governance. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of the Company’s outstanding Common Stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports, the Company believes that all persons filed on a timely basis all reports required by Section 16(a) with the exception of one instance in which Mr. Arthur Patterson, a director, filed an untimely Form 4 with respect to the receipt of a dividend distribution as a result of the untimely receipt of information regarding the distribution.

Other Business

Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.

As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

The form of proxy and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.

By Order of the Board of Directors

Roger D. Linquist
Chairman of the Board of Directors, President and Chief Executive Officer

2009 ANNUAL MEETING ADMISSION TICKET

ANNUAL MEETING OF STOCKHOLDERS OF

Thursday, May 21, 2009

10:00 A.M., Local Time

Eisemann Center

2351 Performance Drive

Richardson, TX 75082

At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of Annual Meeting of Stockholders, including the election of directors, the ratification of the appointment of MetroPCS’ independent auditors and any other business as may properly come before the Annual Meeting.

Upon arrival please present this Admission Ticket, together with a valid photo identification to enter the Annual Meeting. This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.

 DETACH ADMISSION TICKET HERE

0 ¢

2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and date and return this card.

The undersigned stockholder of MetroPCS Communications, Inc. (MetroPCS) hereby appoints Mssrs. J. Braxton Carter, EVP and CFO, and Thomas C. Keys, COO, as proxies, with full authority, which may be exercised by either one or both of them, with power of substitution, to vote all shares of common stock of MetroPCS (the "Common Stock") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MetroPCS, and any adjournment(s) or postponement(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting, which shall be held at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 at 10:00 a.m. (local time) on May 21, 2009 (the "Annual Meeting").

¢	(Continued and to be marked, signed and dated on the reverse side)	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

May 21, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.metropcs.com/phoenix.zhtml?c=177745&p=proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢ 20230000000000000000 0	052109

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR” the election of directors					The Board of Directors recommends a vote “FOR” Proposal 2.		FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	To Ratify the appointment of Deloitte & Touche LLP as the MetroPCS Communications, Inc. independent auditor for fiscal year ending December 31, 2009.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O	W. Michael Barnes		3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Jack F. Callahan, Jr.

☐	FOR ALL EXCEPT (See instructions below)				The shares will be voted as recommended by the Board of Directors unless otherwise indicated in which case they will be voted as marked.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢